UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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VERSO CORPORATION

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Verso Corporation 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243 www.versoco.com
NOTICE OF
2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2020
To Our Stockholders:
The 2020 Annual Meeting of Stockholders of Verso Corporation will be held at our headquarters, located at 8540 Gander Creek Drive, Miamisburg, Ohio 45342, on August 5, 2020, beginning at 10:00 a.m. (Eastern Time).* At the meeting, our stockholders will vote on proposals to:
1.
elect the following seven persons — Dr. Robert K. Beckler, Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt, Randy J. Nebel, Adam St. John and Nancy M. Taylor — to serve as directors of Verso until our 2021 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.
approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in our Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.
ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2020.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.
Stockholders also will transact any other business that properly comes before the meeting.
The holders of Verso’s Class A common stock of record at the close of business on June 17, 2020, the record date for the meeting, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponement or adjournment thereof. A list of the stockholders as of the record date will be available for inspection by any stockholder at Verso’s offices located at 8540 Gander Creek Drive, Miamisburg, Ohio, during ordinary business hours beginning on July 26, 2020, and at the meeting on August 5, 2020.
YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES BY PROXY OR IN PERSON. WE URGE YOU TO VOTE BY PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.
By order of the Board of Directors,
St. John Daugherty
Secretary
June 29, 2020

*
We intend to hold the meeting in person. However, we are actively monitoring the coronavirus (COVID- 19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the meeting in person, we will hold the annual meeting at the date and time set forth in this notice in virtual form via the Internet at www.virtualshareholdermeeting.com/VRS2020. In such event, we will make a public announcement as soon as practicable prior to our annual meeting, which announcement will contain instructions on how to attend, participate in and vote at the virtual meeting, including how to demonstrate your ownership of our Class A common stock as of the record date. Please monitor our press releases, filings with the Securities and Exchange Commission and the “Investors” page of our website at www.versoco.com for updated information.

VERSO CORPORATION

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Verso Corporation 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243 www.versoco.com
PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2020
We are furnishing this Proxy Statement in connection with the solicitation of proxies by Verso Corporation on behalf of our board of directors for use at the 2020 Annual Meeting of Stockholders and any postponement or adjournment of the meeting. The meeting will be held at our headquarters, located at 8540 Gander Creek Drive, Miamisburg, Ohio 45342, on August 5, 2020, beginning at 10:00 a.m. (Eastern Time).
We intend to hold the meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the meeting in person, we will hold the annual meeting at the date and time set forth in this notice in virtual form via the Internet at www.virtualshareholdermeeting.com/VRS2020. In such event, we will make a public announcement as soon as practicable prior to our annual meeting, which announcement will contain instructions on how to attend, participate in and vote at the virtual meeting, including how to demonstrate your ownership of our Class A common stock as of the record date. Please monitor our press releases, filings with the Securities and Exchange Commission (“SEC”) and the “Investors” page of our website at www.versoco.com for updated information.
At the meeting, our stockholders will vote on proposals to:
1.
elect the following seven persons — Dr. Robert K. Beckler, Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt, Randy J. Nebel, Adam St. John and Nancy M. Taylor — to serve as directors of Verso until our 2021 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.
approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.
ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2020.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.
The proposals are set forth in the accompanying Notice of 2020 Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The board of directors knows of no such other business to be presented as of the date of this Proxy Statement.
When you submit your proxy, you will authorize the proxy holders — Adam St. John, our President and Chief Executive Officer, and St. John Daugherty, our Secretary — to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.
We have included with this Proxy Statement a copy of our annual report on Form 10-K, as amended for the year ended December 31, 2019 (“2019 Annual Report”). The 2019 Annual Report also is available on Verso’s website at www.versoco.com on the “Investors” page. The 2019 Annual Report and the information on our website are not a part of this Proxy Statement.
In this Proxy Statement, Verso Corporation is referred to interchangeably as “Verso,” the “Company,” “we,” “our” and “us.”
This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about June 26, 2020.
Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Stockholders to be Held on August 5, 2020: This Proxy Statement, a form of proxy, and our 2019 Annual Report are available for viewing and printing at the following website: www.viewproxy.com/Verso/2020. Copies of these proxy materials are also available at www.proxyvote.com and on Verso’s website at www.versoco.com on the “Investors” page.
YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY PROXY OR IN PERSON. WE URGE YOU TO VOTE BY PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

INFORMATION ABOUT THE MEETING
What is the purpose of the meeting?
At the meeting, Verso’s stockholders will vote on proposals to:
1.
elect the following seven persons — Dr. Robert K. Beckler, Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt, Randy J. Nebel, Adam St. John and Nancy M. Taylor — to serve as directors of Verso until our 2020 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.
approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.
ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2020.

Will any other business be conducted at the meeting?
As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.
How does the board of directors recommend that I vote on these proposals?
The board of directors commends that you vote your shares:
•
Proposal 1 — “FOR” each of the seven nominees named in this Proxy Statement to be elected to serve as directors of Verso;

•
Proposal 2 — “FOR” the approval, on an advisory basis, of the compensation of Verso’s named executive officers;

•
Proposal 3 — “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2020.

Who is entitled to vote?
The holders of Verso’s Class A common stock of record at the close of business on June 17, 2020, the record date for the meeting, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponement or adjournment thereof. You are a stockholder of record if your shares of common stock are registered directly in your name with Computershare Inc., our registrar and transfer agent. If your shares are held by a broker, bank or other nominee, then you are not a stockholder of record, but instead you are the beneficial owner of shares held in “street name.” If you hold your shares in “street name,” the broker, bank or other nominee that holds your shares will provide you with information about how to instruct it to vote your shares held in street name at the annual meeting.
Each outstanding share of Class A common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on June 17, 2020, the record date, there were 33,836,510 outstanding shares of Class A common stock.
How many shares must be present to conduct business at the meeting?
A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting and entitled to vote for the purpose of determining whether there is a quorum.
What happens if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the meeting, either the chairman of the meeting or the holders of a majority in voting power of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the meeting may adjourn the meeting to another place, date or time until a quorum is present. The date, time, place (if any) and means of remote communication (if any) of the adjourned meeting will be announced at the meeting when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days or unless after the adjournment a new record date is fixed for the adjourned meeting.
What vote is required to approve each of the proposals?
Proposal 1 — Election of Directors.   On June 24, 2020, we amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Accordingly, each director nominee will be elected at the meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee).
Proposal 2 — Advisory Vote on Compensation of Named Executive Officers.   The approval of the compensation of Verso’s named executive officers requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal.
Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm.   The ratification of the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2020, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal.
It should be noted that Proposal 2 (advisory vote on compensation of named executive officers) and Proposal 3 (ratification of appointment of independent registered public accounting firm) are only advisory votes and are not binding on Verso. The board of directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by the stockholders.
How are votes counted at the meeting?
For Proposal 1 (election of directors), you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each director nominee. Broker non-votes and abstentions are not treated as votes cast and therefore will not be considered in determining the outcome of the election of directors.
For Proposal 2 (advisory vote on compensation of named executive officers) and Proposal 3 (ratification of appointment of independent registered public accounting firm), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 2 and Proposal 3, abstentions will have the same effect as a vote “AGAINST” the proposals. Broker non-votes will not be counted in determining the outcome of Proposal 2 and there will be no broker non-votes on Proposal 3.
How may I vote my shares?
You may vote your shares either by proxy without attending the meeting or in person at the meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have a quorum in order to conduct business at the meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the meeting and vote in person.

How do I vote my shares by proxy?
If you are a stockholder of record and want to vote your shares by proxy without attending the meeting, you may vote either on the internet, by telephone or by mail by following the instructions on the enclosed proxy card.
If you are a beneficial owner of shares held in street name, then your broker, bank or other nominee will provide you with information about how to provide it with voting instructions, so that it may vote your shares as you direct at the meeting. You can provide voting instructions to your broker, bank or other nominee by properly completing, signing, dating and returning by mail the voting instruction form that it provides to you; or, if your broker, bank or other nominee offers telephone or internet voting options, you can provide your voting instructions by telephone or on the internet by following the voting instructions that your broker, bank or other nominee provides to you.
How do I vote my shares in person?
If you are a stockholder of record and attend the meeting, you may vote at the meeting by delivering your completed proxy card in person. In the alternative, you may vote at the meeting by completing and delivering a ballot in person. We will distribute ballots to stockholders of record who wish to vote in person at the meeting. If you are a beneficial owner of shares held in street name, you may vote at the meeting if you obtain and bring to the meeting a “legal proxy” from your broker, bank or other nominee that holds your shares giving you the right to vote the shares in person at the meeting.
What is the deadline for voting my shares if I do not attend the meeting?
If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. (Eastern Time) on August 4, 2020, in order for your shares to be voted at the meeting. If you are a stockholder of record, you also have the option of completing, signing, dating and returning your proxy card so that it is received by Verso before the polls close at the meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares, you should comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares.
If I return my proxy card without specifying voting instructions on it, will my shares be voted?
If you are a stockholder of record and return your proxy card without indicating voting instructions on it, your shares will be voted in accordance with the recommendations of our board of directors. See “How does the board of directors recommend that I vote on these proposals?”
If you are a beneficial owner of shares held in street name, your broker, bank or other nominee is required to vote your shares in accordance with your instructions. If you hold your shares through a brokerage account and do not instruct your broker how to vote your shares, your broker may generally vote your shares on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 3 (ratification of independent registered public accounting firm) is considered routine under applicable rules of the New York Stock Exchange (“NYSE”), while Proposal 1 (election of directors) and Proposal 2 (advisory vote on compensation of named executive officers) are each considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 3 at the meeting, but will not be permitted to vote your shares on any of the other proposals at the meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the meeting and will be voted on Proposal 3 (ratification of independent registered public accounting firm) in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.
How do I change my vote or revoke my proxy?
Your attendance at the meeting, by itself, will not revoke your proxy or change your vote. If you are a stockholder of record, you may revoke your proxy or change your vote at any time before the polls are closed at the meeting by taking any of the following actions: properly completing, signing, dating and returning another proxy card with a later date; voting in person at the meeting; or giving written notice of your revocation to our Secretary. You may also revoke a previously submitted proxy and change your vote by submitting a later dated proxy via telephone or Internet by the deadlines specified above under “What is the deadline for voting my shares if I do not attend the meeting?” If you are a beneficial owner of shares held in street name, you may revoke your proxy and change your vote only by submitting new voting instructions to the broker, bank or other nominee that holds your shares by the deadlines provided by such broker, bank or other nominee, or by obtaining a legal proxy from your nominee giving you the right to vote your shares in person at the meeting and attending and voting at such meeting.
Who will count the votes?
Verso has retained Broadridge Financial Solutions, Inc. to tabulate and certify the stockholder votes.
Who pays for the proxy solicitation and how will Verso solicit votes?
Verso will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers, banks and other nominees to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of our board of directors in person or by mail, telephone, facsimile or e-mail. In addition, we have retained Alliance Advisors, LLC to assist with the solicitation of proxies for a fee of $7,000.
Where can I find the results of the stockholder votes at the meeting?
We will disclose the results of the stockholder votes at the meeting in a current report on Form 8-K to be filed with the SEC within four business days after the meeting. The report also will be available on Verso’s website at www.versoco.com on the “Investors” page. The information on our website is not a part of this Proxy Statement.

PROPOSALS SUBMITTED FOR STOCKHOLDER APPROVAL
Proposal 1 — Election of Directors
Our board of directors currently consists of seven directors. The board of directors has nominated the following seven persons — Dr. Robert K. Beckler, Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt, Randy J. Nebel, Adam St. John and Nancy M. Taylor — for election as directors of Verso until our 2021 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Their business backgrounds are described in the “Directors and Executive Officers — Directors” section of this Proxy Statement.
Each nominee has consented to serve on the board of directors if elected. The board of directors does not know of any reason why any nominee would be unable or unwilling for good cause to serve as a director if elected. However, if a nominee were to become unable for any reason or unwilling for good cause to serve as a director at the time of the meeting, the board of directors might designate a substitute nominee, in which case the persons named as proxies will exercise their discretionary authority to vote for the substitute nominee, or the board of directors may choose to reduce the size of the board of directors to remove the resulting vacancy.
In June 2020, we amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. The majority voting standard adopted by the board of directors includes a director resignation policy that requires an incumbent director who stands for election to the board of directors but who fails to receive a majority of the votes cast in an uncontested election of directors to tender his or her resignation promptly following certification of the election results. In such event, the board of directors, taking into account the recommendation of the Corporate Governance and Nominating Committee, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results. The Corporate Governance and Nominating Committee and the board of directors may, in making their recommendation or decision, as applicable, consider any factors and other information that they consider appropriate and relevant.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” EACH OF THE DIRECTOR NOMINEES TO BE ELECTED.

Proposal 2 — Advisory Vote on Compensation of Named Executive Officers
We are conducting an advisory vote by our stockholders to approve the compensation of Verso’s named executive officers as described in this Proxy Statement. This advisory vote is being conducted in accordance with Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Rule 14a-21(a) thereunder.
This proposal is not intended to address any specific item of executive compensation, but rather the overall compensation of Verso’s named executive officers and our compensation philosophy, policies and practices. As described in detail in the “Compensation Discussion & Analysis” section of this Proxy Statement, our compensation programs are designed to attract, retain and motivate executives who can help us achieve superior operational and financial performance. We believe that the compensation that we provide our named executive officers — with its balance of short-term cash incentives based upon the achievement of annual performance objectives and equity-based incentives that vest both over time and based on company performance — motivates and rewards them for efforts that result in sustained performance by Verso that enhances our value to our stockholders.
Accordingly, you will be asked to vote on the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in the Proxy Statement, including the executive compensation tables and the accompanying narrative.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE APPROVAL OF THE COMPENSATION OF VERSO’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
This vote is an advisory vote and thus it is not binding on, and it does not overrule any decision by, and it does not create or imply any additional duties for, Verso, our board of directors or the Compensation Committee. However, we value our stockholders’ opinions and input, and the Compensation Committee will carefully consider the outcome of the advisory vote when making future decisions regarding executive compensation.
Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders. It is expected that the next advisory vote on executive compensation will be held at the 2021 annual meeting of stockholders.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the board of directors has appointed Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2020. The board of directors is asking the stockholders to ratify the appointment of Deloitte & Touche LLP to serve in such capacity. Deloitte & Touche LLP is an independent registered public accounting firm and has audited our financial statements since 2006. Additional information about Deloitte & Touche LLP and its services for Verso is set forth in the “Audit and Non-Audit Services and Fees of Independent Registered Public Accounting Firm” section of this Proxy Statement.
Although it is not required to do so by law, regulations or our bylaws, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Verso and our stockholders.
We expect representatives of Deloitte & Touche LLP to be present at the meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VERSO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table provides information about the beneficial ownership of Verso’s common stock as of June 17, 2020, by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of June 17, 2020, there were 33,669,707 outstanding shares of our Class A common stock.
Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class A Common Stock Beneficially Owned(1)
Directors and Named Executive Officers:
Adam St. John	65,181	*
B. Christopher DiSantis(2)	—	*
Leslie T. Lederer(2)	47,383	*
Michael A. Weinhold(2)	94,432	*
Allen J. Campbell	88,658	*
Kenneth D. Sawyer	60,599	*
Sean T. Erwin	—	*
Dr. Robert K. Beckler	—	*
Marvin Cooper	—	*
Jeffrey E. Kirt	10,000	*
Randy J. Nebel	1,022	*
Nancy M. Taylor	1,022	*
All current Directors and Executive Officers as a group (11 persons)(3)	187,092	*
Dimensional Fund Advisors LP(4)	2,896,974	8.60%
BlackRock, Inc.(5)	2,626,002	7.80%
The Vanguard Group Inc.(6)	2,409,941	7.16%
Lapetus Capital II LLC(7)	2,472,678	7.34%

*
Less than 1% of the outstanding shares of our common stock.

(1)
“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of June 17, 2020, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership and voting power of the outstanding shares of Class A common stock for each person is the sum of (a) 33,669,707 shares of Class A common stock outstanding as of June 17, 2020, and (b) the number of shares of Class A common stock that such person has the right to acquire as of June 17, 2020, or within 60 days thereafter. Each person has sole voting and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)
Mr. DiSantis, Mr. Lederer and Mr. Weinhold are no longer employed by Verso. The amounts reported as beneficially owned by Mr.  Lederer and Mr.  Weinhold are based on their last respective Form 4s as filed with the SEC, as adjusted to give effect to subsequent transactions of which we are aware in connection with employment-related equity awards. Mr.  DiSantis has notified us that he no longer beneficially owns any shares of our common stock.

(3)
Excludes Mr. DiSantis, Mr. Lederer, Mr. Sawyer and Mr. Weinhold who are no longer executive officers of Verso.

(4)
In a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 12, 2020, the reporting person states that as of December 31, 2019 it beneficially owned and had sole voting power over 2,807,744 shares of Class A common stock and sole dispositive power over 2,896,974 shares of Class A common stock. The Schedule 13G/A also discloses that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over our Class A common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of our Class A common stock held by the Funds. However, all shares of Class A common stock reported in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of Class A common stock. The address of the reporting person is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
In a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2020, the reporting person states that as of December 31, 2019 it beneficially owned and had sole voting power over 2,535,011 shares of Class A common stock and sole dispositive power over 2,626,002 shares of Class A common stock. The address of the reporting person is 55 East 52nd Street, New York, New York 10055.

(6)
In a Schedule 13G/A filed by The Vanguard Group Inc. with the SEC on February 12, 2020, the reporting person states that as of December 31, 2019 it beneficially owned and had sole voting power over 36,341 shares of Class A common stock, shared voting power over 2,514 shares of Class A common stock, sole dispositive power over 2,375,659 shares of Class A common stock, shared dispositive power over 34,282 shares of Class A common stock. The Schedule 13G/A also discloses that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,768 shares of Class A common stock as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,087 shares of Class A commons stock as a result of its serving as investment manager of Australian investment offerings. The address of the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
In a Schedule 13D/A filed by Lapetus Capital II LLC (“Lapetus”) with the SEC on April 13, 2020, the reporting person states that as of April 13, 2020 the reporting persons in the aggregate beneficially own 2,472,678 shares of Class A common stock. The Schedule 13D/A also discloses that each of Andrew M. Bursky and Timothy J. Fazio, by virtue of his status as a manager and Managing Partner of certain reporting persons, has shared voting and dispositive power of 2,622,246 shares of Class A common stock. The address of the reporting person is 100 Northfield Street, Greenwich, Connecticut 06830.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act and the SEC’s rules thereunder require that our directors and executive officers and the beneficial owners of more than 10% of Verso’s common stock file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our common stock. Based solely on our review of such Section 16(a) reports and written representations that our directors and executive officers have furnished to us, we believe that all reporting persons complied with all applicable Section 16(a) filing requirements during 2019, except for one late Form 4 for Mr. Lederer related to a grant of restricted stock units.

DIRECTORS AND EXECUTIVE OFFICERS
The following table and biographical descriptions provide information regarding our directors and executive officers as of the date of this Proxy Statement.
Name	Age	Position(s)
Adam St. John	56	President, Chief Executive Officer and Director
Matthew Archambeau	48	Senior Vice President of Manufacturing and Energy
Allen J. Campbell	62	Senior Vice President and Chief Financial Officer
Aaron D. Haas	48	Senior Vice President of Sales and Marketing
Terrence M. Dyer	53	Senior Vice President of Human Resources and Communications
Sean T. Erwin	69	Director and Chairman of the Board
Dr. Robert K. Beckler	58	Director
Marvin Cooper	76	Director
Jeffrey E. Kirt	47	Director
Randy J. Nebel	64	Director
Nancy M. Taylor	60	Director
Executive Officers
Matthew Archambeau
Mr. Archambeau has been our Senior Vice President of Manufacturing and Energy since April 2020. Prior to this role, Mr. Archambeau served as Verso’s Vice President of the Centers of Excellence/Technology since January 2018. Prior to that role, he served as the Mill Manager at Verso’s Escanaba, Michigan mill from February 2015 to December 2017. Mr. Archambeau’s previous experience at Verso also includes serving as the Mill Manager at Verso’s former Bucksport, Maine and Sartell, Minnesota mills, Director of Manufacturing Support at Verso’s former Memphis, Tennessee headquarters, and in numerous manufacturing roles at Verso’s former Bucksport, Maine mill.
Allen J. Campbell
Mr. Campbell has been our Senior Vice President and Chief Financial Officer since 2015. Before joining Verso, he worked at Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., a leading global supplier of systems and components for the automotive industry, from 1998 to 2015. At Cooper Standard, Mr. Campbell held accounting, finance and management positions, including Executive Vice President and Chief Infrastructure Officer in 2015 and Executive Vice President and Chief Financial Officer from 2005 to 2015. He worked at The Dow Chemical Company in accounting and finance positions from 1980 to 1998.
Aaron D. Haas
Mr. Haas has been our Senior Vice President of Sales and Marketing since March 2020. Prior to this role, Mr. Haas served as our Vice President of Supply Chain Management since January 2018. He previously served as our Vice President of Marketing from 2017 to 2018, Vice President of Commercial Print from 2015 to 2017, and Vice President of Marketing Services from January to August 2015. Mr. Haas has more than 20 years of sales and marketing experience in the paper industry.
Terrence M. Dyer
Mr. Dyer has been our Senior Vice President of Human Resources and Communications since June 2020. Prior to this role, Mr. Dyer served Vice President of Human Resources and Chief Human Resources Officer of Worthington Industries from June 2012 to October 2018. He previously served as Vice President of Human Resources for Worthington-Armstrong Venture from 2009 to 2012. Mr. Dyer has more than 25 years of human resources and manufacturing operations experience.

Directors
We believe that Verso’s board of directors should consist of persons having a range of knowledge, experience, skills and diversity that enables them to provide sound oversight and guidance with respect to our business and operations. We provide below information with respect to each of our directors standing for re-election at the annual meeting and who have been nominated for election by our board of directors to serve until our 2021 annual meeting of stockholders and until their respective successors are elected and qualified. As discussed below, each of our directors has an established record of professional accomplishment and possesses the kinds of knowledge, experience and skills that the board of directors considers important attributes for service as a Verso director. In addition, each director has the following key personal attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and diversity of background, experience and thought.
The composition of Verso’s board of directors is important to us for a number of reasons. Our independent directors contribute outside points of view that we value for providing multiple perspectives to the board of directors’ oversight and direction and for facilitating objectivity in the board’s decision-making process.
Adam St. John
Mr. St. John has been a director of Verso since November 11, 2019 and has served as Verso’s Chief Executive Officer since November 11, 2019 and our President since March 13, 2020. Prior to his appointment as Chief Executive Officer, Mr. St. John served as Verso’s Senior Vice President of Manufacturing from August 2016 to November 2019. He also previously served in various operations management positions with Verso, most recently as Regional Vice President of Operations from 2015 to July 2016, Mill Manager of Verso’s Quinnesec mill in Michigan from 2011 to 2015, and Operations Manager of Verso’s Androscoggin mill in Maine from 2009 to 2011. Before joining Verso, Mr. St. John worked at Georgia-Pacific Corporation, a subsidiary of Koch Industries, Inc., in operations management roles at its mill in Old Town, Maine, from 1992 to 2006.
Mr. St. John’s more than 27 years of experience in the paper industry, including in significant operational leadership roles, provides him with invaluable insight into our day-to-day operations, as well as significant business and leadership skills.
Dr. Robert K. Beckler
Dr. Beckler has been a director of Verso since January 31, 2020. He is the owner of RKB Consulting, LLC, which he founded in September 2016. He formerly served as President, Packaging Solutions, of WestRock Company (“WestRock,” formerly MeadWestvaco Corporation (“MWV”)), a provider of packaging solutions and a manufacturer of containerboard and paperboard, from July 1, 2015 until his retirement in July 2016. Prior to this, he was the Executive Vice President and President, Packaging, of MWV from January 2014 to June 2015. Dr. Beckler served as Senior Vice President and President of MWV’s Brazilian operations from January 2010 to December 2013. Prior to this, Dr. Beckler served in a variety of roles in MWV’s Specialty Chemicals division, a leader in pine chemicals and activated carbon derived from wood and paper manufacturing operations, from 1987 to 2009. From January 2007 to December 2009, he was President, MWV Specialty Chemicals. Dr. Beckler is also currently Chairman and Senior Advisor to TemperPac, a private producer of packaging products, and a Senior Advisor to Medicine for All Institute, which is committed to improving global access to high-quality medicines. During his 33 year career, Dr. Beckler has held various senior executive leadership roles in specialty chemicals, paper and packaging, with deep expertise in product development, supply chain, manufacturing and global markets. Dr. Beckler received a Bachelor of Science in Chemistry from Duke University and a Doctor of Philosophy in Chemical Engineering from the Georgia Institute of Technology.
Dr. Beckler’s significant executive and operating leadership experience at WestRock and MWV provides him with in-depth knowledge of the paper industry, as well as substantial leadership, strategy, mergers and acquisitions, turnaround and business experience.

Marvin Cooper
Mr. Cooper has been a director of Verso since February 6, 2020. He previously served as the Chief Operating Officer and Executive Vice President of Domtar Corporation (“Domtar”), a leading provider of a wide variety of fiber-based products, until his retirement in 2009. Previously, he served as Senior Vice President of Pulp, Paper, Containerboard Manufacturing and Engineering of Weyerhaeuser Co. (“Weyerhaeuser”), one of the world’s largest integrated forest products companies, from February 2002 to October 2006. Mr. Cooper’s responsibilities included the operation of Weyerhaeuser’s pulp, paper and containerboard mills, and overseeing the engineering operations. Before joining Weyerhaeuser, Mr. Cooper was with Willamette Industries (“Willamette”), an international integrated forest products company, for 22 years. Mr. Cooper served as an Executive Vice President of Willamette’s Pulp and Paper Mills beginning in May 1997 until Willamette was acquired by Weyerhaeuser in 2002. He served as Group Vice President, Pulp and Paper Mills from May 1996 to May 1997 and Division Vice President — Fine Paper Mills from May 1989 to May 1996. He also served as Regional Manager of Willamette from May 1982 to May 1989 and Mill Manager from May 1980 to May 1982. Mr. Cooper also served on the board of directors of Domtar from 2006 until 2009. Mr. Cooper received his Bachelor of Science in engineering from Virginia Polytechnic Institute and State University.
Mr. Cooper brings to Verso over 40 years of varied and significant operational and executive leadership experience at companies in the pulp and paper industry, giving him in-depth industry knowledge and leadership and strategic expertise pertinent to our business, and his service on the board of directors of Domtar provides him with experience in board corporate governance upon which he can draw as our director.
Mr. Cooper was appointed to the board of directors pursuant to the Cooperation Agreement (“Cooperation Agreement”), dated January 30, 2020, between Verso and Lapetus (together with its affiliates, including Atlas Holdings LLC, “Atlas”) and Blue Wolf Capital Advisors IV, LLC (together with its affiliates, “Blue Wolf”) and certain of their respective affiliates, which settled a proxy contest with respect to our 2019 annual meeting of stockholders held on January 31, 2020 (“2019 Annual Meeting”). See “Board of Directors and Corporate Governance — Policy Relating to Related-Person Transactions — Related Person Transactions” for additional information.
Sean T. Erwin
Mr. Erwin has been a director of Verso since January 31, 2020. He served as the former Chairman of the board of directors of Neenah, Inc. (formerly, Neenah Paper, Inc.) (“Neenah”), a global manufacturer of specialty materials, where he served from November 2004 until his retirement in May 2019. He served as the Chief Executive Officer and President at Neenah from November 2004 to May 2011. Prior to the spin-off of Neenah in 2004 from Kimberly-Clark Corporation (“Kimberly Clark”), a multinational manufacturer and marketer of personal care and consumer tissue products, he served as an employee of Kimberly-Clark beginning in 1978, and held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly Clark’s Pulp and Paper Sector, which comprised the businesses transferred to Neenah by Kimberly Clark in the spin-off. While at Kimberly Clark, he served as the President of the Global Nonwoven business from early 2001, served as the President of the European Consumer Tissue business, Managing Director of Kimberly Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business. Mr. Erwin served as a director of Carmike Cinemas, Inc. from May 2012 to December 2016. Mr. Erwin received his Bachelor of Science in Accounting and Finance from Northern Illinois University.
Mr. Erwin brings to Verso over 40 years of varied and significant operational and executive leadership experience at companies in the pulp and paper industry, giving him in-depth industry knowledge and leadership and strategic expertise pertinent to our business. His experience in senior positions of finance and business management also provide him with relevant expertise for oversight of our company’s performance. His service on the board of directors of Carmike Cinemas and as Chairman of the Board of Neenah provides him with strong board leadership and corporate governance experience that enhances his service as a director and as the Chairman of the Board of Verso.
Mr. Erwin was appointed to the board of directors pursuant to the Cooperation Agreement. See “Board of Directors and Corporate Governance — Policy Relating to Related-Person Transactions — Related Person Transactions” for additional information.

Jeffrey E. Kirt
Mr. Kirt has been a director of Verso since January 31, 2020. He is the founder, chief executive officer and managing partner of Fifth Lake Management, LLC, an investment manager focused on direct investments in private equity and special situations. Prior to founding Fifth Lake Management, LLC in July 2017, Mr. Kirt was a partner at Pamplona Capital Management, L.P. from October 2014 to July 2017, and a partner at Oak Hill Advisors, L.P. from July 2002 to September 2014, where he focused on making private equity and special situations investments in the industrial, aerospace, defense, business services and financial services sectors in the United States and Europe. From January 2010 until October 2014, Mr. Kirt served as a director of Capital Bank Financial Corp., a Federal Reserve and OCC regulated banking institution. Mr. Kirt also previously served as a director of Cooper Standard Holdings, Inc., a global supplier of systems and components for the automotive industry, from May 2010 until October 2014, and Avolon Aerospace, Ltd. from December 2010 to October 2014. Mr. Kirt received his Bachelor of Arts in Economics from Yale University.
Mr. Kirt has significant experience in sourcing, evaluating and managing investments in public and private companies, which, along with his financial expertise, provides him with substantial strategic and financial expertise that inform his contributions as a Verso director. In addition, Mr. Kirt’s service as a director of a number of companies in diverse industries provides him with a range of experiences on which he can draw in serving as a Verso director and increases his knowledge of effective corporate governance.
Mr. Kirt was appointed to the board of directors pursuant to the Cooperation Agreement. See “Board of Directors and Corporate Governance — Policy Relating to Related-Person Transactions — Related Person Transactions” for additional information.
Randy J. Nebel
Mr. Nebel has been a director of Verso since November 14, 2019. Mr. Nebel is the sole owner of RJNebel Consulting, which he founded in February 2019. From January 2017 to November 2018, he was the Executive Vice President of Integrated Packaging of Kapstone Paper and Packaging (“Kapstone”) and, from July 2013 to December 2016, he was the Vice President of Kapstone and President of Kapstone Kraft Paper Corp. Mr. Nebel also served as the President and Chief Operating Officer of Longview Paper and Packaging from 2009 to July 2013. He previously served on the board of directors of the National Association of Manufacturers and the American Forest & Paper Association. Mr. Nebel received his Bachelor of Science in chemical engineering from Montana State University.
Mr. Nebel has 40 years of paper industry experience, split between brown and bleached grades, including significant experience as an executive officer of a publicly traded manufacturer of pulp and paper and therefore brings significant industry, business and financial knowledge as well as leadership skills to the board.
Nancy M. Taylor
Ms. Taylor has been a director of Verso since November 14, 2019. Ms. Taylor was President and Chief Executive Officer of Tredegar Corporation, a global manufacturing company, from February 2010 to June 2015. Prior to serving as President and Chief Executive Officer of Tredegar, she was Executive Vice President of Tredegar from January 2009 through January 2010, and Division President of Tredegar Film Products from April 2005 through January 2010. Ms. Taylor was a member of Tredegar’s board of directors from early March 2010 until June 2015 and currently is a director of the following public companies: Lumber Liquidators Holdings, Inc., one of the leading specialty retailers of hard-surface flooring in North America, where she has served as Chairman of the Board since November 2015, and TopBuild Corp., a leading purchaser, installer and distributor of insulation products to the United States construction industry, where she has served as Chair of the Governance Committee since May 2019. Ms. Taylor also serves as Chairman of the Board of the Boys & Girls Club of Metro Richmond (Virginia).
Ms. Taylor has more than 20 years of experience in senior management, in both operational and commercial leadership roles with manufacturing companies, and as chief executive officer of a publicly traded global manufacturer. Through her experience, she has gained and developed extensive business, finance and leadership skills, and possesses an understanding of strategic planning, risk assessment and international operations. Having served as a director of various public companies, she brings strong corporate governance knowledge to the board of directors.
Other Matters Concerning Executive Officers and Directors
On January 26, 2016, Verso and substantially all of our direct and indirect subsidiaries (“Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). The chapter 11 cases (“Chapter 11 Cases”) were consolidated for procedural purposes only and administered jointly under the caption “In re: Verso Corporation, et al., Case No. 16-10163.” On June 23, 2016, the Bankruptcy Court entered an order confirming the Debtors’ First Modified Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of June 20, 2016 (“Plan”). On July 15, 2016, the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 reorganization.
Mr. Campbell was an executive officer of Verso before and during the Chapter 11 Cases. Mr. St. John was serving as our Regional Vice President of Operations during the Chapter 11 Cases, but he did not become an executive officer of Verso until he was elected our Senior Vice President of Manufacturing in August 2016. No other executive officer or director served as an executive officer or director of Verso prior to our emergence from Chapter 11 reorganization.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors Structure
Verso’s board of directors currently consists of seven directors. Each director serves for a one-year term and until the election and qualification of his successor, subject to such director’s earlier death, resignation or removal.
Leadership Structure
The current leadership structure of our board of directors consists of our independent Chairman of the Board, Sean T. Erwin, and our Chief Executive Officer, Adam St. John, who also serves as a director and our President. The role of our Chairman of the Board is to lead and oversee the board of directors, including ensuring that the board of directors functions effectively and fulfills its responsibilities to Verso and our stockholders. The Chairman of the Board presides at meetings of the board of directors. The role of our Chief Executive Officer is to lead and manage Verso and serve as our primary liaison with the board of directors.
Verso does not have any policy that requires the roles of Chairman of the Board and Chief Executive Officer to be filled by separate individuals, nor do we have any policy that requires the Chairman of the Board to be selected from a particular group of directors such as non-employee directors or independent directors. However, the Cooperation Agreement requires that our board of directors appoint Mr. Erwin to serve as the Chairman of the Board until the annual meeting. See “Board of Directors and Corporate Governance — Policy Relating to Related-Person Transactions — Related Person Transactions” for additional information. Following the Annual Meeting, the board of directors has the flexibility to determine who should serve as the Chairman of the Board, and whether the Chairman of the Board and the Chief Executive Officer should be separate individuals, in each case based on Verso’s needs from time to time. The board of directors makes its determination based on the criteria and considerations that it deems appropriate to provide suitable leadership for the board of directors and Verso.
Verso believes that our current leadership structure, in which the roles of Chairman of the Board and Chief Executive Officer are separated, is appropriate for us at this time. This structure enhances the board of directors’ oversight of management, because our Chairman of the Board is more likely to question management actions. The separation of roles also permits the Chairman of the Board to participate in non-management executive sessions of the board of directors. Finally, this structure allows the Chief Executive Officer to focus his efforts on the job of leading and managing Verso on a daily basis.
Director Independence
The NYSE requires that a listed company have a majority of independent directors as well as an audit committee, a compensation committee, and a corporate governance and nominating committee composed entirely of independent directors. Our board of directors has affirmatively determined that six of our current seven directors — Dr. Robert K. Beckler, Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt, Randy J. Nebel and Nancy M. Taylor — are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as our directors. Mr. St. John is not independent due to serving as our President and Chief Executive Officer.
In addition, our board of directors previously determined that Alan J. Carr, Eugene I. Davis, Steven D. Scheiwe and Jay Shuster were independent directors under the NYSE’s listing standards during their service on the board of directors in 2019 through the end of their respective service on our board of directors. Mr. Chris DiSantis was not independent under the NYSE’s listing standards during his service on the board of directors through his departure on April 5, 2019, as a result of serving as our President and Chief Executive Officer during such time.

Committees of the Board of Directors
Committee Overview
Verso’s board of directors has three standing committees — the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee — each of which operates under a written charter adopted by our board of directors, which is available on Verso’s website at www.versoco.com on the “Our Company — Board of Directors” page.
The following table summarizes the composition of the standing committees of the board of directors.
Director	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Sean T. Erwin	•	•
Dr. Robert K. Beckler	•		•
Marvin Cooper	•		•	•
Jeffrey E. Kirt	•	•		(1)
Randy J. Nebel	•		(1)	•
Adam St. John
Nancy M. Taylor	•	(1)		•

(1)
The indicated person serves as the chairperson of the committee.

Audit Committee
The Audit Committee currently consists of three directors — Messrs. Erwin and Kirt and Ms. Taylor — appointed by the board of directors. The purposes of the Audit Committee are to assist Verso’s board of directors in fulfilling its responsibilities regarding —
•
the integrity of Verso’s financial statements and other financial information provided to our stockholders and other relevant parties;

•
Verso’s system of internal control;

•
the performance of our internal accounting and financial controls and the function of the internal audit department;

•
the independent accountants’ qualifications, independence and performance; and

•
Verso’s process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

The board of directors has determined that each director serving on the Audit Committee is independent under the applicable rules of the NYSE and Exchange Act, satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise, and qualifies as an “audit committee financial expert” under the SEC’s rules.
Compensation Committee
The Compensation Committee currently consists of three directors — Messrs. Cooper and Nebel and Dr. Beckler — appointed by the board of directors. The purposes of the Compensation Committee are to assist Verso’s board of directors in fulfilling its responsibilities regarding —
•
review and approval of Verso’s compensation philosophy and objectives for our executive officers;

•
review and approval of the performance goals and objectives relevant to the compensation of Verso’s executive officers;

•
review and approval of the compensation of our executive officers; and

•
acting as administrator as may be required by Verso’s incentive compensation and equity-related plans in which our executive officers may be participants.

The board of directors has determined that each director serving on the Compensation Committee is independent under the applicable rules of the NYSE and qualifies as a “non-employee director” as defined in SEC’s rules.
In determining the compensation of our executive officers other than the Chief Executive Officer, the Compensation Committee considers, among other things, the recommendations of the Chief Executive Officer. However, the Compensation Committee is solely responsible for making final decisions on the compensation of our executive officers.
In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, to the extent consistent with applicable laws and regulations, the certificate of incorporation, and the bylaws. The Compensation Committee has not delegated and has no current intention to delegate any of its authority with respect to determining executive officer compensation to any subcommittee.
Between 2017 and January 2020, the Compensation Committee retained Lyons, Benenson & Company Inc. (“Lyons Benenson”) as its independent compensation consultant. Beginning in February 2020, the Compensation Committee decided to engage Midwest Series of Lockton Companies, LLC (“Lockton”) as its new independent compensation consultant. In retaining Lyons Benenson and Lockton, the Compensation Committee, after considering the factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, determined that no conflicts of interest exist between us and Lyons Benenson or Lockton or any individuals working on our account on Lyons Benenson’s or Lockton’s behalf. Lyons Benenson reviewed our executive compensation policies, programs and practices in 2019 so that it could advise the Compensation Committee on the design of our 2019 executive compensation program. See “Compensation Discussion and Analysis — Compensation Determination Process — Compensation Consultant” for additional information regarding Lyons Benenson and Lockton.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of four directors — Messrs. Cooper, Kirt and Nebel and Ms. Taylor — appointed by the board of directors. The purposes of the Corporate Governance and Nominating Committee are to assist Verso’s board of directors in fulfilling its responsibilities regarding –
•
identification of qualified candidates to become directors of Verso, consistent with criteria approved by the board of directors;

•
selection of nominees for election as directors at meetings of our stockholders at which directors are to be elected;

•
selection of candidates to fill vacancies and newly created directorships on the board of directors;

•
identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•
development and recommendation to the board of directors of guidelines setting forth corporate governance principles applicable to Verso; and

•
oversight of the evaluation of the board of directors and management.

The board of directors has determined that each director serving on the Corporate Governance and Nominating Committee is independent under the NYSE’s rules.
Nomination and Evaluation of Director Candidates
Verso’s board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 2.14 of Verso’s bylaws, which sets forth requirements concerning the information to be provided about the candidate and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to the Corporate Governance and Nominating Committee, c/o Secretary, Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.
The Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, electing) such candidates, takes into account many factors, including the candidate’s —
•
business judgment and ability to make independent analytical inquiries;

•
understanding of manufacturing, sales, marketing, product development, finance and other elements relevant to Verso’s success in a competitive business environment;

•
professional background, including experience as a director of a public company and as an officer or former officer of a public company;

•
experience in our industry and with relevant social policy concerns;

•
understanding of our business on a technical level; and

•
educational background, including academic expertise in an area of our operations.

The Corporate Governance and Nominating Committee and the board of directors also evaluate each director candidate in the context of the board of directors as a whole, with the objective of assembling a group of directors who can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and the board of directors also consider the director’s past attendance at board and committee meetings, the director’s participation in and contributions to the activities of the board of directors, and the results of the most recent board of directors self-evaluation. Notwithstanding the foregoing criteria, if Verso is legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.
Verso does not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the board of directors, but the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates. The Corporate Governance and Nominating Committee considers diversity in the broadest context, including the familiar diversity concepts of race, national origin, gender etc., as well as diversity of professional experience, employment history, and experience on other boards of directors and as management of other companies. In addition, in 2019, our board of directors engaged a third party search firm to assist the board in identifying and evaluating potential director candidates.
Director Attendance at Board of Directors and Committee Meetings
The board of directors and the Audit Committee hold meetings on at least a quarterly basis, and the Compensation Committee and the Corporate Governance and Nominating Committee hold meetings as necessary or appropriate. In 2019, the board of directors met 44 times; the Audit Committee met 7 times; the Compensation Committee met 10 times; and the Corporate Governance and Nominating Committee met 12 times. In 2019, each incumbent director attended at least 75% of the meetings of the board of directors and the committees on which he or she served that were held during the periods that he or she served.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Verso’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management directors or management present at least two times per year. In 2019, our non-management directors held 9 executive sessions. The presiding director at the executive sessions is our Chairman of the Board or, in his absence, a director selected by a majority vote of the non-management directors present. Executive sessions are of no fixed duration, and our non-management directors are encouraged to raise and discuss any issues of concern.
Director Attendance at Stockholders Meetings
Verso’s policy is that our directors are invited and encouraged to attend our annual stockholders meetings. Three of our then-current directors attended our 2019 annual meeting of stockholders.
Communications with Directors
Stockholders and any other interested party wishing to communicate with our board of directors, our non-management directors, or a specific director may do so by delivering the written communication in person or mailing it to the Board of Directors, c/o Secretary, Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the topic of the communication. For example, if a communication relates to accounting, internal controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chairperson of the Audit Committee. In addition, if requested by stockholders, when appropriate, the Chairman of the Board will also be available for consultation and direct communication with stockholders.
From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to Verso’s website for any change in this process.
Corporate Governance General
In furtherance of Verso’s board of directors’ goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:
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Corporate Governance Guidelines

•
Code of Conduct

•
Whistleblower Policy

Each of these documents is available, free of charge, in print to any stockholder who requests it. In addition, the Corporate Governance Guidelines, Code of Conduct and Whistleblower Policy are posted on Verso’s website at www.versoco.com on the “Our Company — Corporate Governance” page. The information on our website is not a part of this Proxy Statement.
Corporate Governance Guidelines
The Corporate Governance Guidelines set forth the framework within which Verso’s board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as —
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size of the board of directors;

•
director independence;

•
executive sessions of non-management directors;

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director qualifications, and the selection of new directors;

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matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies, a director overboarding policy, the impact on directors of changes in their employment, and the absence of term limits;

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director responsibilities;

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director compensation;

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director stock ownership;

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director access to executive management and independent advisors;

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meetings of the board of directors and its committees, including matters such as meeting frequency and attendance;

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committees of the board of directors, including the qualifications of members of the Audit Committee;

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board of directors participation in the development of management leadership; and

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communications to the board of directors.

Code of Conduct
The Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses topics such as —
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ethical business conduct;

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compliance with legal requirements;

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confidentiality of our business information;

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use of our property;

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avoidance of conflicts of interest;

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conduct of our accounting operations, preparation of financial reports, and making of public disclosures; and

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reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in our financial reports or other public disclosures.

Verso employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our website.
Director Overboarding Policy
In June 2020, our board of directors adopted a director overboarding policy as part of our Corporate Governance Guidelines, which provides that Verso’s directors should not simultaneously serve on more than five public company boards of directors, including Verso’s Board, except with the prior approval of the Board. The policy additionally provides that directors who also serve as Chief Executive Officer, Chief Financial Officer or as a “named executive officer” of a company should not simultaneously serve on more than one other public company board of directors in addition to Verso’s Board, except with the prior approval of the Board.
Policy Relating to Related-Person Transactions
Verso’s policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, and regardless of the dollar amount of the transaction, are subject to review and approval by the Audit Committee. Since January 1, 2019, no transaction between Verso and any related person has been reviewed or approved other than as disclosed below.

Transactions with Related Persons
Cooperation Agreement.    Pursuant to the Cooperation Agreement, Verso and Atlas and Blue Wolf agreed to take the necessary actions for our board of directors to consist of the following individuals immediately after the 2019 Annual Meeting: Sean T. Erwin, Jeffrey E. Kirt, and Marvin Cooper (“Investor Nominees”); Dr. Robert K. Beckler, Randy J. Nebel, and Nancy M. Taylor (“Company Nominees”) and Adam St. John (“Executive Director”). Immediately following the 2019 Annual Meeting, Marvin Cooper was appointed to the board of directors pursuant to the terms of the Cooperation Agreement.
In addition, pursuant to the Cooperation Agreement, the board of directors and all applicable committees of the board of directors agreed to take all necessary actions after the 2019 Annual Meeting to appoint (i) Mr. Erwin as Chairman of the Board, (ii) Messrs. Cooper, Kirt and Nebel and Ms. Taylor to the Corporate Governance and Nominating Committee, and (iii) Mr. Kirt as chair of the Corporate Governance and Nominating Committee.
As part of the Cooperation Agreement, Atlas and Blue Wolf agreed to vote “FOR” Verso’s sale of its Androscoggin and Stevens Point mills to Pixelle Specialty Solutions LLC at the 2019 Annual Meeting. Atlas and its affiliates also agreed that all claims with respect to its demand to Verso pursuant to Section 220 of the General Corporation Law of the State of Delaware would be dismissed with prejudice.
Verso and Atlas and Blue Wolf agreed to customary releases of claims against the other party, and are each subject to certain customary indemnification, non-disparagement and confidentiality provisions under or as required by the Cooperation Agreement. We also reimbursed Atlas and Blue Wolf for $700,000 in connection with its interactions with us, the negotiation and execution of the Cooperation Agreement, identification of its nominees for the board of directors and actions in connection with the 2019 Annual Meeting.
Mr. St. John.   Adam St. John and his spouse have been employed by Verso since its formation in 2006. His brother has been employed by Verso since 2008. For the year ended December 31, 2019, Mr. St. John’s spouse received a base salary of $217,915, a bonus of $98,000, and restricted stock units under Verso’s employee equity compensation plan having a grant date value of $136,197. Mr. St. John’s brother received a base salary of $180,434 and a bonus of $64,862. He did not receive any equity compensation. Each of Mr. St. John’s spouse and brother is also entitled to the general welfare and benefits plans provided to employees of Verso. Neither of them has a contract for employment with Verso. On September 30, 2020, the employment of Mr. St. John’s spouse and brother with Verso will terminate.
Board of Directors’ Oversight Role in Enterprise Risk Management
Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Verso’s board of directors believes that an effective enterprise risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to our senior executives and, as appropriate, to the board of directors or its relevant committee, implement appropriate and responsive risk management strategies, and integrate risk management into our decision-making.
Verso’s management has primary responsibility for enterprise risk management, including monitoring, identifying and addressing the risks facing us and bringing such risks that may be material to the attention of our board of directors or its appropriate committee. The board of directors also encourages management to promote a corporate culture that incorporates enterprise risk management into our corporate strategy and operations.
Our board of directors is generally responsible for the oversight of enterprise risk management. It has full access to our management so that it can maintain open and regular communication that allows it to perform its oversight function and that facilitates identifying, analyzing and addressing risks. The board of directors and its committees also serve a risk-control function by providing, through oversight of our management, checks and balances on our management’s decisions and actions.
Each committee of our board of directors has a high-level monitoring role with regard to risks associated with the matters that such committee oversees pursuant to its charter. As appropriate, a committee may identify specific risks to examine in detail, so that it may better evaluate and address those risks. Illustrating this notion:
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The Audit Committee is charged with responsibility for specific areas of risk under its charter, including the integrity of Verso’s financial statements, our system of internal controls, the performance of our internal audit department, the independence of our independent accountants, and our process for complying with financial, legal and regulatory requirements.

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The Compensation Committee monitors risks associated with Verso’s compensation philosophy, objectives, plans, agreements and other arrangements. The Compensation Committee’s role with regard to risk management in these areas is not specifically delineated in its charter or any policy. Rather, the Compensation Committee is attuned to the risks inherent in compensation matters, especially financial incentives, and it considers these risks (including whether incentives encourage excessive risk-taking) as it deems appropriate in making decisions concerning compensation matters.

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The Corporate Governance and Nominating Committee has responsibility for several areas that entail potential risk to Verso, including corporate governance, oversight of the board of directors and its effective functioning, and director qualifications. In performing its duties in these areas, the Corporate Governance and Nominating Committee addresses the potential risks that would be associated with poor corporate governance, ineffective board functioning, or unqualified directors.

Each committee of the board of directors has the discretion and flexibility, within the guidelines specified in its charter, to determine the best means to carry out its oversight responsibilities concerning risk. If a committee determines it to be appropriate, the committee, or a representative designated by the committee, will discuss risk-related issues with our management, other internal personnel and third parties, and, if needed, will engage experts and consultants to assist with any review, analysis or investigation related to a particular area of risk. If a committee determines that it is appropriate to review and evaluate an identified risk, the committee will report its findings and recommendations to the board of directors. The board of directors ultimately is responsible for the adoption of any such recommendations.
The role that our board of directors and its committees plays in risk oversight does not have an impact on the leadership structure of our board of directors. However, we believe that having different individuals serve as our Chairman of the Board and our Chief Executive Officer facilitates risk oversight by providing the board of directors with leadership that is independent from management.
Anti-Hedging Policy
Our insider trading policy prohibits directors, officers and employees from engaging in speculative trading with respect to Verso’s securities, including “stop-loss” or “limit” orders (except pursuant to pre-cleared trading plans), short sales of Verso’s securities, buying or selling put or call options or entering into other hedging or monetization transactions (such as zero-cost collars, equity swaps, collars or forward sale contracts).

AUDIT COMMITTEE REPORT
Management is responsible for Verso’s internal controls and financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, an independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America in all material respects. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the independent audit of our consolidated financial statements.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2019. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee received the written communication from Deloitte & Touche LLP required by the PCAOB regarding all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche LLP its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence. The Audit Committee also received and reviewed a report by Deloitte & Touche LLP outlining communications required by NYSE listing standards (1) reviewing the firm’s internal quality control procedures; (2) describing any material issue raised by (a) the most recent internal quality control review of the firm, (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (3) assessing Deloitte & Touche LLP’s independence, including all relationships between Deloitte & Touche LLP and Verso.
Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche LLP dated March 2, 2020, regarding our audited consolidated financial statements as of and for the year ended December 31, 2019, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2019, that was filed with the SEC.
The foregoing report is provided by the members of the Audit Committee of the board of directors.
Nancy M. Taylor (Chair)
Sean T. Erwin
Jeffrey E. Kirt

AUDIT AND NON-AUDIT SERVICES AND FEES OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Pursuant to the Audit Committee’s charter, to help ensure the independence of Verso’s independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee reviewed and pre-approved all services provided by Deloitte & Touche LLP in 2018 and 2019 in accordance with the pre-approval policies and procedures described above and concluded that the services provided were compatible with maintaining its independence in the conduct of its auditing functions.
The following table sets forth the aggregate fees billed by Deloitte & Touche LLP and Deloitte Tax LLP for audit, audit-related and tax services provided to Verso and our subsidiaries in 2018 and 2019.
Fees (millions)	2018	2019
Audit fees	$1.76	$1.90
Audit-related	0.10	0.15
Tax fees	0.07	0.39
All other fees	—	—
Total	$1.93	$2.44
Audit Fees
“Audit fees” are the fees that Deloitte & Touche LLP billed us with respect to 2018 and 2019 for auditing our annual financial statements and reviewing our interim financial statements included in our annual and quarterly reports, respectively.
Audit-Related Fees
“Audit-related fees” are the fees that Deloitte & Touche LLP billed us with respect to 2018 and 2019 for assurance and related services that are reasonably related to their audit or review of our financial statements.
Tax Fees
“Tax fees” are the fees that Deloitte Tax LLP billed us with respect to 2018 or 2019 for tax advice, tax planning and tax compliance services. These services included consultations on preparation of original and amended tax returns for Verso and our subsidiaries for both years. Deloitte Tax LLP has not provided any services related to tax-shelter transactions, nor has Deloitte Tax LLP provided any services under contingent-fee arrangements.
All Other Fees
Deloitte & Touche LLP and Deloitte Tax LLP did not bill us any fees for services in 2018 or 2019 that are not included in the above table

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our compensation arrangements for 2019 with our “named executive officers” listed in the table below.
Name	Title
Adam St. John	President and Chief Executive Officer(1)
B. Christopher DiSantis	Former President and Chief Executive Officer(2)
Leslie T. Lederer	Former Interim Chief Executive Officer and Senior Transaction Advisor(3)
Michael A. Weinhold	Former President(4)
Allen J. Campbell	Senior Vice President and Chief Financial Officer
Kenneth D. Sawyer	Senior Vice President of Human Resources and Communications(5)

(1)
Effective November 11, 2019, Mr. St. John was appointed as our Chief Executive Officer following Mr. Lederer’s resignation as our Interim Chief Executive Officer. Mr. St. John was additionally appointed as our President on March 13, 2020 following Mr. Weinhold’s departure.

(2)
Effective April 5, 2019, Mr. DiSantis left his position as our President and Chief Executive Officer.

(3)
Effective April 5, 2019, Mr. Lederer was appointed as our Interim Chief Executive Officer following Mr. DiSantis’ departure. Effective November 11, 2019, Mr. Lederer transitioned into the role of Senior Transaction Advisor since he continued to play an important role in the sale of our Androscoggin mill and Stevens Point mill to Pixelle Specialty Solutions through the sale of all of the outstanding membership interests in Verso Androscoggin LLC (“Androscoggin”), an indirect wholly owned subsidiary of the Company. Mr. Lederer’s employment as Senior Transaction Advisor ended on February 11, 2020 following the closing of the Androscoggin sale and he continued to provide certain consulting services to the Company until March 31, 2020.

(4)
Effective November 14, 2019, Mr. Weinhold was appointed as our President and his employment was later terminated effective March 10, 2020.

(5)
Mr. Sawyer announced that he would retire from Verso effective June 30, 2020. To assist with the transition to his successor, Mr. Sawyer stepped down as the Company’s Vice President, Human Resources and Communications effective June 1, 2020.

Executive Summary
The Compensation Committee is responsible for determining the compensation of our named executive officers. Our executive compensation program includes a number of features that we believe reflect best practices in the market and help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this Compensation Discussion and Analysis and include the following:
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Each of our named executive officers’ target direct compensation for 2019 consists of his annual base salary (which, for named executive officers who were hired or promoted in 2019, reflects annual base salary actually paid in 2019), target annual bonus and the target value of his 2019 equity award described below. The diagram below shows the percentage of our named executive officers’ target direct compensation that is “at risk” variable compensation, meaning that the compensation is performance-based and/or with a value dependent on our stock price.

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Our Compensation Committee determined that for the annual equity awards granted to our named executive officers in 2019, a substantial portion of the award would be subject to performance-based vesting requirements. The Compensation Committee determined that the vesting of 50% of the award would be contingent on the total shareholder return (“TSR”) of our stock from January 1, 2019 to January 1, 2022 relative to the TSR over that three-year period for a peer group of companies selected by our Compensation Committee. However, no portion of that 50% component of the award would vest if the Company did not achieve a minimum TSR level during the performance period. The remaining 50% of the award vests over time and vests in three equal installments in January 2020, January 2021 and January 2022, subject to the executive’s continued employment with us through those dates.

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We generally provide our named executive officers with annual performance-based cash award opportunities under an annual cash incentive plan, which in 2019 was the 2019 Verso Incentive Plan, or “VIP.” The Compensation Committee determined that our named executive officers’ bonuses for 2019 (taking into account the bonus level achieved under the VIP and discretionary bonuses approved by the Compensation Committee) would be paid at 60% of the eligible executives’ respective VIP target bonus levels. As discussed below, discretionary bonuses were awarded to produce bonuses for VIP plan participants, including for the eligible named executive officers, at this level taking into consideration the participants’ contributions during 2019, including contributions with respect to the Androscoggin sale.

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The Compensation Committee has retained an independent compensation consultant to provide advice on our executive compensation program.

Executive Compensation Philosophy and Objectives
The Compensation Committee conducts an annual review of our executive compensation program to help ensure that: (1) the program is designed to align the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating stockholder value; and (2) the program provides a total compensation package for each of our named executive officers that we believe is competitive.
Our executives’ compensation package consists primarily of a base salary, an annual performance-based cash opportunity, and long-term equity-based awards. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service. Some of the elements, such as base salaries and annual bonuses, are paid out on a short-term or current basis. Other elements, such as benefits provided upon certain terminations of employment and equity awards that are subject to multi-year vesting schedules, are paid out on a long-term basis. We believe this mix of short- and long-term elements allows us to achieve our goals of attracting, retaining and motivating our top executives.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These elements of our executive compensation program are generally not dependent on performance. Annual cash bonus and long-term equity incentive opportunities provide further incentives to achieve performance goals specified by the Compensation Committee, to enhance alignment with stockholder interests and/or to continue employment with us through specified vesting dates.
We believe that by providing a significant portion of our named executive officers’ total compensation package in the form of equity-based awards, we are able to create an incentive to build stockholder value over the long-term and closely align the interests of our named executive officers to those of our stockholders by incentivizing our named executive officers to produce stockholder value. As described in more detail below, the annual equity awards granted to the named executive officers for 2019 are structured so that one-half of the award will vest based on TSR of our stock relative to the TSR of a peer group of companies over a three-year performance period and only if the executive remains employed with us through the end of the applicable performance period. The remainder of the award generally vests in installments only if the executive remains employed with us over a multi-year period.
Our annual performance-based cash awards are determined taking into account the achievement of financial and operational performance goals established by the Compensation Committee, thereby providing additional incentives for our executives to achieve short-term or annual goals that we believe will maximize stockholder value over the long-term.
Compensation Determination Process
Role of the Compensation Committee and our Executive Officers
Our executive compensation program is determined and approved by our Compensation Committee. None of the named executive officers are members of the Compensation Committee or otherwise have any role in determining the compensation of the other named executive officers, although the Compensation Committee considers the recommendations of our President and Chief Executive Officer in setting compensation levels for our other executive officers.
Determination of Compensation
Except as otherwise noted, our Compensation Committee’s executive compensation determinations are subjective and are generally based on the experience and general knowledge possessed by members of our Compensation Committee, and take into account the executive’s responsibilities and experience, our performance and the individual performance of the executive. As discussed below, in determining the compensation of our named executive officers, the Compensation Committee considers the compensation provided to executives at corresponding positions with a peer group of companies. However, we do not set executive compensation levels at any specific level or “benchmark” against other companies.
Compensation Consultant
For 2019, our Compensation Committee retained Lyons, Benenson & Company Inc. to serve as its independent compensation consultant. Lyons Benenson assisted our Compensation Committee by performing a comprehensive review of our 2019 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2019, Lyons Benenson also provided data to the Compensation Committee on the compensation and relative performance of our peer group, advised and provided peer group data regarding the Company’s compensation arrangements for its non-employee directors, provided advice as the Compensation Committee began its considerations of our executive compensation framework for 2020, and reviewed data in connection with the Compensation Committee’s determination of short-term incentive award performance. Lyons Benenson also provided advice on the payment of executive bonuses for 2019. A representative of Lyons Benenson regularly met both privately and in meetings with the Compensation Committee to discuss its recommendations.
Other than its engagement by the Compensation Committee, Lyons Benenson provided no other services to us or any of our subsidiaries. The Compensation Committee has assessed the independence of Lyons Benenson and concluded that its engagement of Lyons Benenson did not raise any conflict of interest with us or any of our directors or executive officers.
In February 2019, Lyons Benenson assisted the Compensation Committee in selecting the following peer group of companies in our industry to assist the committee in making its compensation decisions for 2019.
Bemis Company, Inc.	P.H. Glatfelter Company
Clearwater Paper Corporation	Packaging Corporation of America
Domtar Corporation	Resolute Forest Products Inc.
Graphic Packaging Holding Company	Schweitzer-Mauduit International, Inc.
Greif, Inc.	Sonoco Products Company
Neenah Paper, Inc.
The Compensation Committee, with advice from Lyons Benenson, decided that the peer companies should be publicly traded U.S. companies in the Company’s industry with revenue of up to $9.0 billion, generally have an average total shareholder return above that of the Paper Products GICS Sub-Industry, and generally exceed the median for the Paper Products GICS Sub-Industry in two of three key performance areas (three-year revenue compound annual growth rate (“CAGR”), three-year average return on invested capital, and three-year average operating margin), in each case as of the time the peer group was selected. Based on the foregoing criteria, the Compensation Committee determined that the peer companies in 2018 continued to serve as appropriate peer companies for 2019, with the exception of Cenveo, Inc. which declared bankruptcy and Kapstone Paper & Packaging Corporation which was acquired. For each of our named executive officers, Lyons Benenson provided information on the compensation levels for similarly situated executives with the peer companies. Although the Compensation Committee reviewed and discussed the peer company compensation data provided by Lyons Benenson to help inform its decision making process, the Compensation Committee did not set compensation levels at any specific level or percentile against the peer group data. The peer company data is only one point of information taken into account by the Compensation Committee in making compensation decisions.
Beginning in February 2020, the Compensation Committee decided to engage Lockton as its new compensation consultant. The Compensation Committee has assessed the independence of Lockton and concluded that its engagement of Lockton does not raise any conflict of interest with us or any of our directors or executive officers.
The Role of Stockholder Say-on-Pay Votes
At our 2019 Annual Meeting, our stockholders were provided with an opportunity to cast an advisory vote on our executive compensation program through a say-on-pay proposal. Approximately 94 percent of votes cast were in favor of our executive compensation program. The Compensation Committee believes that our compensation program includes a number of features as noted above that reflect best practices in the market and that this voting result affirms stockholders’ support of the Company’s approach in compensating its executive officers. Our Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our named executive officers.
Frequency of Stockholder Say-on-Pay Votes
Consistent with the views expressed by stockholders at our 2017 Annual Meeting, the Board has determined to hold an advisory vote to approve executive compensation annually. The next say-on-pay vote will take place at the Company’s 2020 Annual Meeting of Stockholders. Our stockholders will have an opportunity to cast an advisory vote on the frequency of our say-on-pay vote at least every six years.

Current Executive Compensation Program Elements
The current elements of our executive compensation program are:
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base salaries;

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annual performance-based cash awards;

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equity-based incentive awards; and

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certain retirement and other benefits.

Base Salary
The compensation of Verso’s executive officers begins with a base salary. In determining the initial annual base salaries or the amounts by which to increase the base salaries of our executive officers, the Compensation Committee typically evaluates each executive officer’s position and functional responsibilities, considers the executive officer’s performance and contributions in the prior year, reviews the executive officer’s base salary in comparison to the base salaries of similar positions with similar functional responsibilities at comparable companies, compares the executive officer’s base salary to those of our other executive officers for internal equity purposes, and considers Verso’s financial position and our resources available for compensation purposes.
The Compensation Committee approved base salary increases for each of our named executive officers (other than Mr. Lederer) in 2019. Mr. St. John received a base salary increase in connection with his appointment as our Chief Executive Officer effective November 11, 2019. Mr. Weinhold received a base salary increase in connection with his appointment as our President effective November 14, 2019. In March 2019, the Compensation Committee approved small increases in the base salaries of Messrs. DiSantis, Campbell and Sawyer effective March 1, 2019. The Compensation Committee approved these increases (or in the case of Messrs. St. John and Weinhold, set their base salaries) based on its assessment of peer group data provided by the Compensation Committee’s compensation consultant and the Compensation Committee’s assessment of their positions and after considering the factors noted above. Mr. Lederer’s base salary was negotiated with him in connection with his commencement of employment with the Company. The amount of each named executive officer’s base salary before and after the increase is set forth in the table below.
Name	Prior Base Salary	New Base Salary
Adam St. John	$382,500	$625,000
B. Christopher DiSantis	$825,000	$866,250
Leslie T. Lederer	—	$240,000(1)
Michael A. Weinhold	$446,505	$525,000
Allen J. Campbell	$442,170	$473,122
Kenneth D. Sawyer	$353,500	$363,221

(1)
Mr. Lederer received base salary at an annualized rate of $720,000 when he was appointed as our Interim Chief Executive Officer effective April 5, 2019. Following his transition into the role of Senior Transaction Advisor effective November 11, 2019, his base salary was reduced to an annualized rate of $240,000. Mr. Lederer was not employed by us prior to 2019.

Annual Cash Incentive Plan: 2019 Verso Incentive Plan
In May 2019, Verso, with the approval of the Compensation Committee, established and implemented the 2019 Verso Incentive Plan (“2019 VIP”), an annual, performance-based cash incentive plan for the benefit of our executive officers (other than Mr. Lederer) and certain other key employees. Mr. Lederer did not participate in the 2019 VIP in accordance with the compensation terms negotiated with him in connection with his commencement of employment with the Company.

The 2019 VIP provided the participants with an opportunity to receive a cash incentive award based on Verso’s, their departments’ and their individual performances in 2019. The 2019 VIP involved the quantitative measurement of Verso’s actual performance against a series of operational and financial performance objectives for 2019. It also entailed a qualitative assessment of the contributions of each participant and his or her department to the achievement of our performance objectives.
The 2019 VIP was designed to provide the participants with an incentive for superior work and to motivate them toward even higher achievements and business results, to tie their goals and interests to those of Verso and its stockholders, and to enable us to attract and retain highly qualified executive officers and other employees. The 2019 VIP was administered by the Compensation Committee. Generally, unless otherwise provided by an agreement with Verso, a participant must remain employed by Verso until the time bonuses are actually paid for the performance year in order to be eligible to receive a bonus under the plan.
The 2019 VIP set forth Verso’s performance objectives for 2019 to be used to establish the 2019 annual cash incentives for participants in the plan, the relative weighting of the performance objectives against each other, the threshold, target and maximum achievement levels of our performance objectives, and the funding associated with achieving the performance objectives at the various achievement levels. In establishing the performance objectives, their relative weighting, and their achievement levels, the Compensation Committee considered information provided by management concerning our operational and financial goals for 2019, with the purpose of reflecting those goals in the 2019 VIP. The Compensation Committee had authority under the 2019 VIP to increase or decrease the bonus amount for any participant.
In 2019, as compared to 2018, the Compensation Committee decided to increase the relative weighting of Adjusted EBITDA from 40% to 60%, while decreasing the relative weighting of Cash Conversion (Days) from 20% to 10% to put more of an emphasis on our financial and operating performance. The targeted achievement level for 2019 Adjusted EBITDA was greater than the Company’s targeted level for 2018 Adjusted EBITDA but less than the Company’s actual 2018 Adjusted EBITDA, while the targeted achievement levels for Cash Conversion (Days) and Price/Mix Improvement decreased relative to 2018. The Compensation Committee believed, when it set these performance goals and targeted achievement levels for 2019, that the level of increasing demand for the Company’s products during 2018 might not be sustained throughout 2019, and the Compensation Committee wanted to provide targeted incentives that were challenging but expected at the time to be attainable. In establishing the funding levels, the Compensation Committee also considered the other compensation provided to our eligible executive officers and senior managers, with the aim of establishing total incentive compensation that was competitive. The performance objectives, weightings and funding levels approved by the Compensation Committee for the 2019 VIP are shown in the following table.
2019 Performance Objectives	Relative Weighting	Achievement Levels and Funding Levels
		Threshold	Target	Maximum
Adjusted EBITDA(1)	60%	$261M	$290M	$348M
Cash Conversion (Days)(2)	10%	59	56	53
Price Mix Improvement(3)	20%	$66M	$74M	$89M
Safety TIR(4)	10%	1.24	1.17	1.11
Funding percentage		50%	100%	200%
Funding amount		$5.2M	$10.4M	$20.9M

(1)
Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain unusual items and to reflect changes in accounting principles, policies, practices and procedures adopted or implemented during the term of the 2019 VIP.

(2)
Cash conversion is calculated by adding the number of days of inventory plus the number of days of accounts receivable minus days of accounts payable.

(3)
Price/mix improvement is the measure of the improvement in product pricing and grade mix optimization between 2018 and 2019, taking into account various factors.

(4)
Safety TIR (Total Incident Rate) refers to our number of OSHA recordable safety incidents during 2019 per 100 full-time employees.

Under the 2019 VIP, the incentive pool, representing the total amount of incentive awards for all participants, was determined initially by adding together all the participants’ target-level incentive awards. A participant’s target-level incentive award is a specified percentage of the participant’s base salary. This initial pool represents the amount of the incentive pool at the target achievement level of performance, which also is referred to as the target-level incentive pool. If the incentive pool were to be funded at the threshold achievement level, the amount of the incentive pool would be equal to 50% of the target-level incentive pool. If, on the other hand, the incentive pool were to be funded at the maximum achievement level, the amount of the incentive pool would be equal to 200% of the target-level incentive pool. Under the 2019 VIP, the threshold, target and maximum funding levels of the incentive pool were approximately $5.2 million, $10.4 million and $20.9 million, respectively.
After determining the target-level incentive pool, the next step in determining the funding of the incentive pool was to consider the levels of achievement of Verso’s performance objectives. After year-end, we calculated the achievement level and factored in the relative weighting of each of our performance objectives. By way of illustration only, if we had achieved the Adjusted EBITDA performance objective at the threshold level of achievement, then 50% of 60%, or a net of 30%, of the target-level incentive pool would have been funded. For any performance objective that was achieved at a level between the threshold and target achievement levels or between the target and maximum achievement levels, we used linear interpolation to determine the appropriate incentive pool funding percentage attributable to such performance objective. This methodology was used to determine the incentive pool funding percentage attributable to the achievement of each of our performance objectives, and the results were added together. Next, the amount of the incentive pool was determined by multiplying the total incentive pool funding percentage by the amount of the target-level incentive pool. Under the terms of the 2019 VIP, the Compensation Committee had the discretion to make adjustments to any or all incentive awards to take into account extraordinary or unforeseen events and circumstances.
The Compensation Committee determined the following actual levels of achievement of Verso’s performance objectives as set forth in the 2019 VIP:
2019 Performance Objectives	Relative Weighting	Actual Achievement Levels	Funding Levels
Adjusted EBITDA	60%	$252M	0%
Cash Conversion (Days)	10%	57.7	6.3%
Price Mix Improvement	20%	$25M	0%
Safety TIR	10%	1.23	5.4%
Funding percentage based on achievement levels:			11.7%
The amount of a participant’s incentive award under the 2019 VIP was determined by reference to his or her target-level incentive award percentage. A participant’s target-level incentive award percentage is the percentage of his or her base salary that the participant would receive as an incentive award under the 2019 VIP in the event that the incentive pool were to be funded at the target level of 100%. The target-level incentive award percentage reflects our assessment of a participant’s ability, considering his or her position with us, to affect our operational and financial performance. They also take into account the other compensation to which a participant is entitled, the target-level incentive award percentages for positions with similar functional responsibilities at comparable companies, and, in the case of Mr. DiSantis, the applicable provisions of his employment agreement with us. The target-level incentive award percentages range from 5% to 100% of a participant’s base salary at the end of the year, depending on the participant’s employment grade level with us. The target-level incentive award percentages of our named executive officers (other than Mr. Lederer) were 100% of base salary for Messrs. St. John and DiSantis (Mr. St. John’s target was increased from 75% of base salary in connection with his appointment as our Chief Executive Officer), 85% of base salary for Mr. Weinhold (which was increased from 75% of base salary in connection with his appointment as our President in 2019), 80% of base salary for Mr. Campbell, and 75% of base salary for

Mr. Sawyer. Mr. Lederer was not eligible for an incentive award under the 2019 VIP. In each case, a participant’s incentive award is capped at 200% of his or her target-level incentive award.
The 11.7% funding level based on the 2019 VIP performance objectives reflected that 2019 was a more difficult year for our business than the Compensation Committee had expected when it initially set the targeted achievement levels for 2019. The Compensation Committee believed that the achievement levels initially set for the 2019 VIP were extremely difficult to achieve and that the Company’s actual performance against those levels did not accurately reflect the achievements and contributions of the 2019 VIP participants (including our eligible named executive officers) under challenging conditions. In particular, the Compensation Committee noted that considerable contributions of the Company’s management team were made during 2019 to the Androscoggin sale. After assessing our management team’s performance for 2019, and the need to retain and continue to incentivize the management team, the Compensation Committee exercised its discretion consistent with terms of the 2019 VIP to pay 2019 VIP participants (including our named executive officers who participated in the plan) a 2019 cash incentive award at 60% of the participant’s target-level award.
Long-Term Equity Incentive Awards
To further align the interests of our named executive officers with those of the Company’s stockholders, we believe that a significant portion of each named executive officer’s compensation opportunity should be in the form of equity-based awards. The Compensation Committee makes a subjective determination each year as to the type and number of long-term incentive equity awards to be granted to our named executive officers in that year. To help inform its decision making process, the Compensation Committee considers a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his individual responsibilities, the equity participation levels of comparable executives at comparable companies, the Compensation Committee’s general assessment of Company and individual performance and the executive’s contribution to the success of the Company’s financial performance. A formula is not used for these purposes and none of these factors is given any particular weight over another as the ultimate equity award grant determinations by the Compensation Committee are subjective. As described below, Mr. DiSantis’ annual equity-based award was as provided in his employment agreement with us.
For 2019, consistent with 2018, the Compensation Committee approved annual equity awards under our Performance Incentive Plan (“PIP”), in the form of RSUs, to the named executive officers (other than Mr. Lederer as he was not employed by us at the time the annual grants were made), with the vesting of 50% of the award generally based on our performance over the three-year period commencing on January 1, 2019 and ending on January 1, 2022 (“performance-based RSUs”), and the vesting of the other 50% of the award being subject to only time-based vesting requirements (“time-based RSUs”), in each case (with respect to both the performace-based RSUs and the time-based RSUs) subject to the executive’s continued employment with us through the vesting dates (subject to accelerated vesting in certain circumstances as discussed below). RSUs are designed both to link executives’ interests with those of our stockholders (as the value of the RSUs depends on the price of our Class A common stock) and to provide a long-term retention incentive for the vesting period (as the RSUs generally have value regardless of stock price volatility and vesting of the entire award is generally contingent on the executive’s continued employment through the vesting date). In addition, fewer RSUs can be awarded to deliver the same grant-date value as stock options (determined using the equity award valuation principles applied in the Company’s financial reporting).
For the 2019 annual equity awards, the Compensation Committee decided to use relative TSR as the performance metric for the performance-based RSUs granted to our named executive officers (other than Mr. Lederer) to further align the link between executive compensation and returns to our stockholders. In addition, the Compensation Committee decided that the 2019 time-based RSUs would be scheduled to vest in equal annual installments over a three-year period to better align with the Compensation Committee’s assessment of peer group practices.
The table below reflects the number of RSUs granted to each of the named executive officers in connection with the 2019 annual equity awards as approved by the Compensation Committee in March 2019.

Name	Time- Based RSUs	Performance- Based RSUs (Target)
Adam St. John	11,876	11,877
B. Christopher DiSantis	47,506	47,506
Michael A. Weinhold	13,064	13,064
Allen J. Campbell	13,064	13,064
Kenneth D. Sawyer	11,876	11,877
The performance-based RSUs are eligible to vest and be paid depending on the TSR of the Company’s stock over the three-year period commencing on January 1, 2019 and ending on January 1, 2022. Vesting will be determined based on the TSR of the Company’s stock over the 2019-2022 performance period relative to the TSR of the stock prices over that same period for the peer group of companies selected by the Compensation Committee, in accordance with the table below (with the vesting percentage to be determined by linear interpolation for performance between the levels indicated in the table).
TSR Performance Relative to the Peer Companies	Vesting Percentage
Below 45th Percentile	0%
45th Percentile	50%
65th Percentile	100%
80th Percentile or Higher	150%
The performance awards cannot vest at more than 150% of the target number of RSUs subject to the award. When granted, the performance awards originally provided that no portion of the awards would vest (regardless of TSR performance relative to the peer group of companies) unless the TSR of the Company’s stock over the 2019-2022 measurement period increased by at least 5% compounded annually. In May 2020, the Compensation Committee waived this 5% compounded annual TSR requirement as to the awards in light of the impact of various factors, including the COVID-19 pandemic, on the future performance of Verso so that the awards would continue to provide meaningful retention incentives and, through continued application of the relative TSR-based vesting requirement, meaningful performance incentives based on the relative performance of Verso’s stock.
The time-based RSUs granted in 2019 are (except as noted below) scheduled to vest in three installments on January 1, 2020, January 1, 2021 and January 1, 2022.
In connection with Mr. St. John’s appointment as our Chief Executive Officer, on November 11, 2019 the Board approved a one-time grant to Mr. St. John of 5,623 time-based RSUs and 5,623 performance-based RSUs with the same vesting schedule and criteria applicable to the annual equity awards granted in March 2019.
The Board also approved a one-time grant to Mr. Lederer in connection with his appointment as Interim Chief Executive Officer on April 5, 2019 of 67,720 RSUs. 10% of the RSUs were time-based with 50% of the time-based RSUs becoming vested on each of the 90th and 180th day following his first day of employment with us. The remaining 90% of the RSUs were performance-based, which would vest upon a change in control of the Company. The performance-based RSUs were later modified in connection with his appointment as Senior Transaction Advisor to vest upon the closing of the Androscoggin sale.
Additional information regarding the material terms of the equity awards granted to our named executive officers for 2019 is set forth in the “Grants of Plan-Based Awards During Fiscal Year 2019” table below.
Relocation
In 2017, we moved our headquarters from Memphis, Tennessee, to Miamisburg, Ohio. In connection with the move, we provided relocating employees, including relocating named executive officers, with a cost of living adjustment to their base salaries and covered certain of their relocation expenses. The final relocation expense reimbursements under this program were paid in 2019. The amounts of such relocation expense reimbursements paid to our named executive officers in 2019, if any, are set forth in Footnote 4 of the “Summary Compensation Table — 2017-2019” table below.
Additional Benefits
In addition to our tax-qualified retirement plans, we provide our executives the opportunity to elect to defer a portion of their compensation under our nonqualified deferred compensation plan, and we may also make additional discretionary contributions to such executives’ accounts under the plan through our Executive Retirement Program. We believe these plans offer a tax-advantaged way to help our eligible executives save for their retirement. We also provide group medical, dental, life and other insurance coverage for our executive officers and other eligible employees. In addition, under our executive financial counseling policy, we pay the costs of personal investment, estate planning, tax and other financial counseling services, subject to an annual cap of $9,500 or $6,500 (depending on the executive’s position with us), for our executive officers.
Severance and Other Benefits upon Termination of Employment
The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers.
Messrs. St. John and Campbell participate, and Messrs. Sawyer and Weinhold participated, in our severance policy and would be, or in the case of Messrs. Sawyer and Weinhold, were, eligible for benefits if their employment were terminated by us without cause or in certain other circumstances. Under his employment agreement with the Company, Mr. DiSantis was entitled to severance benefits in the event of a termination of employment by the Company without cause or by him for good reason. Pursuant to his employment agreement entered into in November 11, 2019, Mr. Lederer was entitled to acceleration of his equity award granted in 2019 upon certain terminations of employment prior to the closing of the Androscoggin sale. The Company has determined that it is appropriate to provide the named executive officers with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. We have also entered into confidentiality and non-competition agreements (referred to as “CNC Agreements”) with our named executive officers (other than Messrs. DiSantis and Lederer) that provide for the executive to receive compensation in consideration for the executive’s covenants not to compete with us or solicit our employees for 12 months following his termination. We believe these agreements, as well as similar restrictive covenants agreed to by Messrs. DiSantis and Lederer in connection with entering into their employment agreements with the Company, provide important protections for the Company following the termination of an executive’s employment.
The Company believes that the occurrence, or potential occurrence, of a change in control transaction could create uncertainty regarding the continued employment of the Company’s executive officers, as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company’s equity award agreements with the named executive officers (other than with Mr. Lederer) provide for accelerated vesting of the award if the executive experiences a qualified termination in connection with a change in control, as described in the “Potential Payments upon Termination of Employment of Change in Control” section below.
The payment of cash severance benefits is only triggered by an actual or constructive termination of employment, including voluntary terminations for named executive officers party to CNC Agreements as consideration for certain restrictive covenants. However, as described below under “Grants of Plan-Based Awards,” outstanding equity-based awards granted under the Company’s equity incentive plans, including those awards held by the named executive officers (other than Mr. Lederer), may accelerate on a change in control of the Company if they are not assumed by the acquiring entity and are to be terminated on the transaction and, pursuant to the terms of his employment agreement, Mr. DiSantis was entitled to accelerated vesting of his equity awards in connection with a change in control of the Company.
For more information regarding these severance arrangements, please see “Potential Payments upon Termination of Employment or Change in Control” below.

In order to induce him to delay his retirement with the Company, in December 2019 we entered into a retention bonus arrangement with Mr. Sawyer pursuant to which he would be entitled to a bonus of $275,000 if he remained employed with the Company through June 30, 2020 (“Retention Bonus”).
DiSantis Severance Benefits
Effective as of April 5, 2019, Mr. DiSantis ceased being Chief Executive Officer and a member of the Board. We entered into a separation agreement and general release with Mr. DiSantis on April 11, 2019 in connection with his departure. For more information regarding the severance benefits provided to Mr. DiSantis under his separation agreement, please see “Potential Payments upon Termination of Employment or Change in Control — B. Christopher DiSantis Separation” below.
Weinhold Severance Benefits
Effective as of March 10, 2020, Mr. Weinhold ceased being our President. We entered into a separation agreement and general release with Mr. Weinhold on March 10, 2020 in connection with his departure. For more information regarding the severance benefits provided to Mr. Weinhold under his separation agreement, please see “Potential Payments upon Termination of Employment or Change in Control — Michael A. Weinhold Separation” below.
Tax Considerations
Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s Compensation Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.
As one of the factors in its consideration of compensation matters, the Compensation Committee notes this deductibility limitation. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.
COMPENSATION COMMITTEE REPORT
The following report of our Compensation Committee will not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor will any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.
The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom the board of directors has determined is independent as defined by the NYSE listing standards.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement to be filed with the SEC.
COMPENSATION COMMITTEE
Randy J. Nebel (Chair)
Dr. Robert K. Beckler
Marvin Cooper

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table — 2017-2019
The following Summary Compensation Table presents information regarding the compensation that Verso provided to our named executive officers for their services in 2017, 2018 and 2019. The Summary Compensation Table should be read in conjunction with the additional information about our executive compensation provided in the narratives and tables that follow the Summary Compensation Table.
Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Adam St. John(5) President and Chief Executive Officer	2019	435,630	301,875	553,345	73,125	119,140	1,483,115
	2018	382,500	135,363	1,535,256	482,811	112,762	2,648,692
	2017	354,167	29,000	250,001	405,000	100,393	1,138,561
B. Christopher DiSantis(6) Former President and Chief Executive Officer	2019	226,094	—	1,770,073	—	1,035,206	3,031,373
	2018	825,000	—	5,097,672	1,388,475	276,381	7,587,528
	2017	756,250	—	999,995	1,087,103	68,684	2,912,032
Leslie T. Lederer(7) Former Interim Chief Executive Officer and Senior Transaction Advisor	2019	460,519	—	2,403,247	—	30,937	2,894,703
Michael A. Weinhold(8) Former President	2019	469,329	215,539	486,764	52,211	141,877	1,365,720
	2018	446,505	177,013	1,688,778	563,601	143,344	3,019,241
	2017	433,500	37,931	274,999	468,180	197,118	1,411,728
Allen J. Campbell Senior Vice President and Chief Financial Officer	2019	467,963	182,815	486,764	44,284	161,897	1,343,723
	2018	442,170	177,013	1,688,778	595,338	251,923	3,155,222
	2017	433,500	37,931	274,999	499,392	167,716	1,413,538
Kenneth D. Sawyer(9) Senior Vice President of Human Resources and Communications	2019	361,601	131,577	442,516	31,872	100,469	1,068,035
	2018	353,500	124,950	1,535,256	446,205	102,581	2,562,492
	2017	331,667	26,775	250,001	378,000	125,490	1,111,933

(1)
The 2019 bonus compensation represents the portion of the incentive pool that was paid to our named executive officers (other than Mr. Lederer who was not eligible for a bonus) under the 2019 VIP that was funded upon the Compensation Committee’s exercise of its discretion consistent with the terms of the 2019 VIP above the funding level based on actual performance. See “Annual Cash Incentive Plan: 2019 Verso Incentive Plan” above for additional details. Mr. DiSantis received a pro-rata portion of his 2019 VIP bonus under his separation agreement and such amount is included under the “All Other Compensation” column in accordance with applicable SEC rules as set forth in Footnote 4 below.

(2)
The amounts reported reflect the fair value on the grant date of the stock awards granted to our named executive officers during the applicable fiscal year. For 2018, the amounts reported include the grant date fair value of performance-based RSUs approved by the Compensation Committee in 2017 but were treated as “granted” in 2018 under FASB ASC Topic 718 (for a detailed discussion of such treatment, see our definitive proxy statement filed on December 30, 2019 related to our fiscal year ended December 31, 2018). The fair values on the grant date of the time-based RSU grants and the performance-based RSU award granted to Mr. Lederer on April 5, 2019 reported in the “Stock Awards” column, computed in accordance with FASB ASC Topic 718, were based on the closing sale price per share of our Class A common stock on the NYSE on the applicable grant date. In accordance with applicable SEC rules, the grant date fair value of the performance-based RSU awards was determined based on the probable outcome (determined as of the date of grant of the awards, as the grant date is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, the grant date fair value for the performance-based RSU awards granted in 2019 (other than the performance-based RSU award to Mr. Lederer) was determined based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of such grant date of the awards. The significant assumptions used in the Monte Carlo simulation pricing model were: a stock price volatility rate of 55.6% for Verso and 30.5% for the comparison group of peer companies and the average pair-wise correlation coefficients between each of these values of 30%; a simulation period of 3 years (the applicable performance period); a risk-free interest rate of 2.19%; and a dividend yield of 0.0% for Verso and 0.0% for the comparison group of peer companies.
As described in the “Long-Term Equity Incentive Awards” section above, the performance-based RSUs granted to Mr. Lederer on April 5, 2019 were originally subject to vesting upon a change in control of Verso but were later modified in 2019 to vest upon the closing of the Androscoggin sale. In accordance with applicable SEC rules, the amount reported in the “Stock Awards” column for Mr. Lederer also includes the incremental fair value of this modified award of $903,249, computed as of the modification date in accordance with FASB ASC Topic 718, although no additional RSUs were granted on the modification date.
The following table presents the grant date fair value and any incremental fair value of performance-based RSUs granted in 2019 to our named executive officers under two sets of assumptions: (a) assuming the probable outcome would occur (using the Monte Carlo simulation pricing model for all performance-based RSU awards granted to our named executive officers other than Mr. Lederer) and (b) assuming the highest level of performance would be achieved. The values are the same for Mr. Lederer’s performance-based RSUs because there was no opportunity to earn more than the target number of shares subject to the award.
2019 Performance-Based RSUs
Name	Grant Date Value and Incremental Value (Based on Probable Outcome or Monte Carlo Simulation) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
St. John	220,022	499,998
DiSantis	770,072	1,500,001
Lederer	2,253,247	2,253,247
Weinhold	211,767	412,496
Campbell	211,767	412,496
Sawyer	192,526	375,006

(3)
The 2019 non-equity incentive plan compensation represents the portion of the incentive pool that was paid to our named executive officers (other than Mr. Lederer who was not eligible for a bonus) under the 2019 VIP that was funded at 11.7% based on actual levels of achievement. See “Annual Cash Incentive Plan: 2019 Verso Incentive Plan” above for additional details. Mr. DiSantis received a pro-rata portion of his 2019 VIP bonus under his separation agreement and such amount is included under the “All Other Compensation” column in accordance with applicable SEC rules as set forth in Footnote 4 below.

(4)
The “all other compensation” paid to or for the benefit of our named executive officers for 2019 consists of the following:

Name	Relocation	Cost of Living Adjustment	Matching Contributions Under Retirement Savings Plan ($)	Discretionary Contributions Under Discretionary Annual Contribution Program ($)	Discretionary Contributions Under Deferred Compensation Plan ($)	Matching Contributions Under Deferred Compensation Plan ($)	Contributions Under Executive Retirement Program ($)	Payments Under Executive Financial Counseling Policy ($)	Company- Paid Life and Disability Insurance Premiums ($)
St. John	—	—	12,600	8,400	19,153	15,853	53,550	6,500	3,084
DiSantis	—	—	12,600	—	—	3,987	165,000	9,500	1,804
Lederer	—	—	12,600	8,400	5,416	—	—	—	4,521
Weinhold	—	7,358	12,600	8,400	22,809	18,102	62,511	6,500	3,597
Campbell	4,756	4,881	12,600	8,400	23,645	17,962	79,591	6,500	3,562
Sawyer	—	4,653	12,600	8,400	15,974	—	49,490	6,500	2,852
In addition to above, the amount reported for Mr. DiSantis also includes severance payments or benefits pursuant to his separation agreement totaling $840,800, which includes (1) $649,688 in severance payments paid in 2019 related to continued payments of base salary, (2) $133,762 for the pro-rata portion of his 2019 annual bonus under the 2019 VIP, (3) $25,000 for reimbursement for attorney fees incurred in connection with his separation agreement, (4) $2,450 for reimbursement of an executive physical, (5) $13,241 for premiums for COBRA continuation coverage during 2019 (grossed up for taxes), and (6) $16,659 for accrued but unused vacation time, all subject to applicable withholding taxes. For more information on the severance payments and benefits payable to Mr. DiSantis under his separation agreement, see “Potential Payments upon Termination of Employment or Change in Control — B. Christopher DiSantis Separation” below.
(5)
Effective November 11, 2019, Mr. St. John was appointed our Chief Executive Officer, and effective March 13, 2020, he was appointed our President.

(6)
Mr. DiSantis’ employment terminated effective April 5, 2019.

(7)
Mr. Lederer was appointed our Interim Chief Executive Officer effective April 5, 2019. Effective November 11, 2019, he transitioned into the role of Senior Transaction Advisor. Mr. Lederer was not a named executive officer for 2017 and 2018. Accordingly, his compensation for 2017 and 2018 is not reported in the table.

(8)
Effective November 14, 2019, Mr. Weinhold was appointed our President.

(9)
Mr. Sawyer announced that he would retire from Verso effective June 30, 2020. To assist with the transition to his successor, Mr. Sawyer stepped down as the Company’s Vice President, Human Resources and Communications effective June 1, 2020.

Agreements with Named Executive Officers
Employment Agreement with B. Christopher DiSantis
We entered into an employment agreement with B. Christopher DiSantis when he became our President and Chief Executive Officer on February 1, 2017. The principal components of Mr. DiSantis’ compensation under the agreement were as follows:
•
an annual salary of $825,000, subject to increase at the discretion of the Board;

•
a cash incentive award payable under our annual, performance-based incentive plan, with a target-level award amount equal to 100% of his base salary;

•
an initial grant of RSUs under our PIP with a fair market value of $2 million on the date of grant (“Initial DiSantis RSU Award”), which was granted in February 2017;

•
with respect to each fiscal year during Mr. DiSantis’ employment with us commencing on the first anniversary of his employment date, a targeted equity or equity-based award with a fair market value of $2 million on the grant date, with the terms of each such award to be determined by the Board in its reasonable discretion; and
•
the right to participate in our employee benefit plans, programs and arrangements.

With respect to potential severance benefits, the agreement provided that if we terminated Mr. DiSantis’ employment without cause (as defined in the employment agreement) or if he resigned for good reason (as defined in the employment agreement), then we were required to provide him with the following benefits, subject to Mr. DiSantis’ execution of our customary waiver and release of claims:
•
two times his annual base salary, payable in 24 equal monthly installments after the termination date (“DiSantis Continued Base Salary”);

•
a prorated portion of his annual bonus for the calendar year in which the termination date occurs based on actual performance;

•
a monthly amount equal to our portion of any premiums (grossed up for income taxes) for continued coverage for him and his eligible dependents under our employee health and welfare plans for 18 months after the termination date;

•
with respect to the Initial DiSantis RSU Award, acceleration of (1) the next tranche of time-based RSUs scheduled to vest following the termination date and (2) the performance-based RSUs at target level; and

•
cost of outplacement assistance (up to $25,000) and attorney’s fees incurred in connection with the termination (up to $25,000) (“DiSantis Professional Fees”).

The agreement provided that if Mr. DiSantis’ employment terminated due to his death or disability, then we were required to provide the same benefits as described above (other than the DiSantis Continued Base Salary and DiSantis Professional Fees) to him or his estate, as applicable. It provided that vesting of Mr. DiSantis’ equity awards would accelerate in connection with a change in control of the Company.
As a condition to Mr. DiSantis’ employment, he also executed a restrictive covenant agreement, which requires Mr. DiSantis to comply with a perpetual confidentiality covenant as well as non-competition and non-solicitation/non-hire covenants extending for 12 months and 24 months, respectively, after the termination of his employment for any reason.
In connection with Mr. DiSantis’ termination on April 5, 2019, he entered into a separation agreement with the Company pursuant to which he received the severance benefits provided in his employment agreement, as set forth in his separation agreement, and described on page 52, under “Potential Payments upon Termination of Employment or Change in Control — B. Christopher DiSantis Separation.”
CNC Agreements with Other Named Executive Officers
We have confidentiality and non-competition agreements (“CNC agreements”) with each of our named executive officers other than our former Chief Executive Officer and former Interim Chief Executive Officer and Senior Transaction Advisor. The CNC agreements, which have substantially identical terms, require each named executive officer to comply with a perpetual confidentiality covenant as well as non-competition and non-solicitation/non-hire covenants extending for 12 months after the termination of his employment for any reason.
Under each CNC agreement, if the named executive officer’s employment is terminated by either party and for any reason, we are required to provide him (or his estate) with the following payments and benefits, subject to the named executive officer’s execution of our customary waiver and release of claims and to his compliance with his obligations under the CNC agreement:
•
any unpaid annual incentive award for any calendar year completed on or before the termination date;

•
a prorated portion of his annual incentive award for the calendar year in which the termination date occurred;

•
payments equal to 200% (for Mr. St. John), 185% (for Mr. Weinhold), 180% (for Mr. Campbell) or 175% (for Mr. Sawyer) of his base salary, payable in 12 equal monthly installments;

•
subsidized medical and dental insurance coverage for him and his eligible dependents for up to two years after the later of the last day of the month in which the termination date occurs or the last day of any period up to six months for which we have provided him with a subsidy for continued coverage pursuant to our severance policy;

•
reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date;

•
income tax gross-ups on the amounts paid with respect to the continued medical and dental insurance coverage and the life insurance conversion and coverage; and

•
a contribution to his account under the Deferred Compensation Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, Supplemental Salary Retirement Program, Deferred Compensation Plan, and Executive Retirement Program that we would have made if he had remained actively employed with us for two years after the termination date.

In connection with Mr. St. John’s appointment as CEO of the Company on November 11, 2019, the Board authorized an amended and restated CNC agreement between the Company and Mr. St. John, whereby the foregoing benefits would not be provided in the event of his termination of employment by the Company for cause. In addition, in connection with Mr. Weinhold’s appointment as President of the Company on November 14, 2019, the Board authorized a second amended and restated CNC agreement between the Company and Mr. Weinhold, whereby the foregoing benefits would not be provided in the event of his termination of employment by the Company for cause, and the amended CNC agreement provided for attorney’s fees incurred in connection with the amendment (up to $5,000). Further, the amendment to Mr. Weinhold’s CNC agreement expanded the scope of his non-compete covenant.
In connection with Mr. Weinhold’s termination on March 10, 2020, he entered into a separation agreement with the Company pursuant to which he will receive certain severance benefits provided in his CNC agreement and the Company’s severance policy (described below), as set forth in the separation agreement, and described on page  53, under “Potential Payments upon Termination of Employment or Change in Control — Michael A. Weinhold Separation.”
Employment Agreement with Leslie T. Lederer
We entered into an employment agreement with Leslie T. Lederer when he became our Interim Chief Executive Officer on April 5, 2019. On November 11, 2019, the Company and Mr. Lederer entered into a new employment agreement, superseding his prior employment agreement, in connection with his transition from our Interim Chief Executive Officer to our Senior Transaction Advisor. Under this new employment agreement, Mr. Lederer’s employment would automatically terminate without notice on the day following the closing of the Androscoggin sale. The principal components of Mr. Lederer’s compensation under the new agreement were as follows:
•
an annual salary of $240,000;

•
his previous grant of 67,720 RSUs under our PIP, of which 10% were vested at such time, was amended to provide that the balance of RSUs would vest on the closing of the Androscoggin sale (which closed on February 10, 2020) generally subject to Mr. Lederer’s continuous employment with the Company and settled as described below; and

•
the right to participate in our employee benefit plans generally available to employees of the Company and vacation and fringe benefits provided to other senior executives.

In the event Mr. Lederer’s employment was terminated prior to the closing of the Androscoggin sale for any reason other than by the Company for cause (as defined in the employment agreement), subject to the execution of a release, any vested RSUs would have been settled upon termination. In addition, in the event Mr. Lederer’s employment was terminated prior to the closing of the Androscoggin sale without cause or due to his death or disability, subject to execution of a release, any unvested RSUs would have vested upon the closing of the Androscoggin sale and be settled as soon as practicable thereafter. All of such RSUs became vested upon the closing of the Androscoggin sale on February 10, 2020.
As a condition to Mr. Lederer’s employment, he also executed a restrictive covenant agreement, which requires Mr. Lederer to comply with a perpetual confidentiality covenant, a non-solicitation/non-hire covenant extending for 12 months after the termination of his employment for any reason, as well as a non-competition covenant extending for 12 months after the termination of his employment for any reason.
Pursuant to the terms of Mr. Lederer’s employment agreement, his employment with the Company terminated on February 11, 2020 in connection with the closing of the Androscoggin sale. Mr. Lederer then provided certain consulting services to the Company pursuant to a consulting agreement with us dated February 11, 2020. Under the consulting agreement, Mr. Lederer was paid a consulting fee of $25,000 per month and his consulting services could be terminated by either party at any time for any reason with 30 days’ notice. Mr. Lederer’s consulting services with the Company terminated on March 31, 2020.
Grants of Plan-Based Awards During Fiscal Year 2019
The following table presents information regarding the non-equity incentive awards and equity-based awards granted to each of our named executive officers during fiscal year 2019.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Adam St. John	N/A	312,500	625,000	1,250,000	—	—	—	—	—	—	—
	3/28/2019	—	—	—	—	—	—	11,876	—	—	249,990
	3/28/2019	—	—	—	5,939	11,877	17,816	—	—	—	192,526
	11/11/2019	—	—	—	—	—	—	5,623	—	—	83,333
	11/11/2019	—	—	—	2,812	5,623	8,435	—	—	—	27,496
B. Christopher DiSantis	N/A	433,125	866,250	1,732,500	—	—	—	—	—	—	—
	3/28/2019	—	—	—	—	—	—	47,506	—	—	1,000,001
	3/28/2019	—	—	—	23,753	47,506	71,259	—	—	—	770,072
Leslie T. Lederer	N/A	—	—	—	—	—	—	—	—	—	—
	4/5/2019	—	—	—	—	—	—	6,772	—	—	150,000
	4/5/2019	—	—	—	—	60,948	—	—	—	—	2,253,247
Michael A. Weinhold	N/A	223,125	446,250	892,500	—	—	—	—	—	—	—
	3/28/2019	—	—	—	—	—	—	13,064	—	—	274,997
	3/28/2019	—	—	—	6,532	13,064	19,596	—	—	—	211,767
Allen J. Campbell	N/A	189,249	378,498	756,995	—	—	—	—	—	—	—
	3/28/2019	—	—	—	—	—	—	13,064	—	—	274,997
	3/28/2019	—	—	—	6,532	13,064	19,596	—	—	—	211,767
Kenneth D. Sawyer	N/A	136,208	272,416	544,832	—	—	—	—	—	—	—
	3/28/2019	—	—	—	—	—	—	11,876	—	—	249,990
	3/28/2019	—	—	—	5,939	11,877	17,816	—	—	—	192,526

(1)
These columns reflect the threshold, target and maximum award opportunities for performance-based cash awards payable under the 2019 VIP. Mr. Lederer was not eligible for a bonus under the 2019 VIP.

(2)
These columns reflect the threshold, target and maximum award opportunities for performance-based

RSU awards granted to our named executive officers during 2019. The performance-based RSU award granted to Mr. Lederer did not have threshold and maximum opportunities.
(3)
This column reflects the number of shares subject to the time-based RSU awards granted to our named executive officers during 2019.

(4)
The amounts reported in this column reflect the fair value of these awards on the grant date and the incremental fair value of any modified awards as determined under the principles used to calculate the value of equity awards for purposes of our audited consolidated financial statements. As described in the “Long-Term Equity Incentive Awards” section above, the performance-based RSUs granted to Mr. Lederer on April 5, 2019 were originally subject to vesting upon a change in control of Verso but were later modified to vest upon the closing of the Androscoggin sale. The grant date fair value of such award was $1,349,998 and the incremental fair value of the award upon modification was $903,249. The amount reported for this award reflects both the grant date fair value and the incremental fair value. For the assumptions and methodologies used to value the awards reported in this column of the table above, see footnote (1) to the Summary Compensation Table above.

Description of Plan-Based Awards
The non-equity incentive plan awards reported in the table above were granted under the 2019 VIP. For a description of the material terms of these awards, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Annual Cash Incentive Plan: 2019 Verso Incentive Plan.”
Each of the equity incentive awards reported in the “Grants of Plan-Based Awards During Fiscal Year 2019” table above was granted under, and is subject to, the terms of our PIP, which we established upon emerging from our Chapter 11 reorganization. The PIP is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision for any tax withholding obligations incurred in respect of awards to be satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.
Under the terms of awards granted under the PIP, if there is a change in control of Verso, outstanding awards granted under the plan (including awards held by our named executive officers) will generally terminate unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested and/or to be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.
Each of the equity awards granted to our named executive officers in 2019 was in the form of RSUs. Each RSU represents the right to receive, upon vesting, one share of our Class A common stock. If any dividends are paid by the Company while the RSUs are outstanding, the executive would be credited with additional RSUs that are subject to the same vesting and payment terms as the underlying RSUs. For a description of the vesting terms of the equity incentive awards reported in the table above, see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Long-Term Equity Incentive Awards.”
Outstanding Equity Incentive Awards at 2019 Fiscal Year-End
The following table provides information about the unvested RSUs held by our named executive officers as of December 31, 2019. There were no unvested shares of restricted stock and no unexercised stock options held by our named executive officers as of such date.

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Adam St. John	10/12/2017	42,373(2)	763,985
	2/22/2018	14,819(3)	267,187
	2/22/2018			14,819(4)	267,181
	2/22/2018			63,559(5)	1,145,969
	3/28/2019	11,876(6)	214,124
	3/28/2019			5,939(7)	107,080
	11/11/2019	5,623(6)	101,383
	11/11/2019			2,812(7)	50,700
B. Christopher DiSantis(9)	—	—	—	—	—
Leslie T. Lederer	4/5/2019	—	—	60,948(8)	1,098,892
Michael A. Weinhold	10/12/2017	46,610(2)	840,378
	2/22/2018	16,301(3)	293,907
	2/22/2018			16,301(4)	293,901
	2/22/2018			69,915(5)	1,260,567
	3/28/2019	13,064(6)	235,544
	3/28/2019			6,532(7)	117,772
Allen J. Campbell	10/12/2017	46,610(2)	840,378
	2/22/2018	16,301(3)	293,907
	2/22/2018			16,301(4)	293,901
	2/22/2018			69,915(5)	1,260,567
	3/28/2019	13,064(6)	235,544
	3/28/2019			6,532(7)	117,772
Kenneth D. Sawyer	10/12/2017	42,373(2)	763,985
	2/22/2018	14,819(3)	267,187
	2/22/2018			14,819(4)	267,181
	2/22/2018			63,559(5)	1,145,969
	3/28/2019	11,876(6)	214,124
	3/28/2019			5,939(7)	107,080

(1)
The market value of the unvested RSUs is computed based on the $18.03 closing sale price per share of our Class A common stock on the NYSE on December 31, 2019.

(2)
50% of this RSU award vested on January 1, 2020 and the remaining 50% will vest on January 1, 2021, generally subject to the executive’s continued employment or service through such vesting date.

(3)
The unvested portion of this RSU award is scheduled to vest in two equal installments on January 1, 2021 and January 1, 2022, generally subject to the executive’s continued employment or service through each vesting date.

(4)
These are the outstanding unvested portions of the performance-based RSUs granted to our named executive officers in 2018. The unvested portions of these awards are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2020 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company, generally subject to the executive’s continued employment or service through the vesting date. The number of performance-based RSUs that will vest on that date will be determined by multiplying the target number of RSUs shown in the chart above by a percentage between 0% and 150%, determined based on the CAGR of the Company’s stock price over the 2018-2020 performance period relative to the CAGR during that period of the stock prices over that same period for the Company’s peer group. Performance-based RSU grants are included in this column assuming the target level of performance is achieved.

(5)
These are the outstanding unvested portions of the performance-based RSUs that were awarded to our named executive officers in 2017 but were deemed to be granted to our named executive officers in 2018 under SEC rules. On January 14, 2020, the Compensation Committee determined that these performance-based RSUs achieved maximum level of performance (i.e, 150% of target) and these performance-based RSUs vested as of such date.

(6)
One-third of this RSU award vested on January 1, 2020 and the remaining unvested portion of this RSU award is scheduled to vest in two equal installments on January 1, 2021 and January 1, 2022, generally subject to the executive’s continued employment or service through each vesting date.

(7)
These are the outstanding unvested portions of the performance-based RSUs granted to our named executive officers in 2019. The unvested portions of these awards are scheduled to vest on a three-year “cliff” basis on or promptly following January 1, 2022 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company, generally subject to the executive’s continued employment or service through the vesting date. The number of performance-based RSUs that will vest on that date will be determined by multiplying the target number of RSUs by a percentage between 0% and 150%, determined based on the TSR over the performance period commencing on January 1, 2019 and ending on January 1, 2022 relative to the TSR over that same period for the Company’s peer group of companies. Performance-based RSU grants are included in this column assuming the threshold level of performance is achieved.

(8)
These are the outstanding unvested portions of the performance-based RSUs granted to Mr. Lederer in 2019. These RSUs vested upon the closing of the Androscoggin sale on February 10, 2020.

(9)
Pursuant to Mr. DiSantis’ separation agreement, 341,174 unvested RSUs were accelerated on April 5, 2019, the date of his termination. The remaining and outstanding RSUs held by Mr. DiSantis were terminated at such time.

Option Exercises and Stock Vested During Fiscal Year 2019
The following table presents information regarding the vesting of stock awards for our named executive officers during fiscal year 2019. None of our named executive officers own or exercised any options to acquire our stock.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Adam St. John	2,403	39,818
B. Christopher DiSantis(2)	341,174	7,557,004
Leslie T. Lederer	6,772	106,388
Michael A. Weinhold	3,141	52,046
Allen J. Campbell	2,403	39,818
Kenneth D. Sawyer	2,218	36,752

(1)
The value realized upon the vesting of a stock award is calculated by multiplying (i) the number of shares of our common stock that vested, by (ii) the per-share closing price of our common stock on the vesting date.

(2)
Pursuant to Mr. DiSantis’ separation agreement, 341,174 unvested RSUs were accelerated on April 5, 2019, the date of his termination.

Retirement Benefits
Verso provides benefits to our executive officers and other eligible employees under the following retirement plans and programs as a means of attracting and retaining qualified employees:
•
Retirement Savings Plan, a tax-qualified, 401(k) defined contribution plan;

•
Discretionary Annual Contribution Program, a tax-qualified defined contribution program implemented under the Retirement Savings Plan;

•
Deferred Compensation Plan, a non-qualified defined contribution plan; and

•
Executive Retirement Program, a non-qualified defined contribution program implemented under the Deferred Compensation Plan.

Information about the benefits that we provide under these retirement plans and programs on behalf of our executive officers is set forth in the sections below as well as the Summary Compensation Table.
Retirement Savings Plan
The Retirement Savings Plan (“Retirement Plan”) is a tax-qualified, 401(k) defined contribution plan which in 2019 permitted eligible employees to defer the receipt of up to the lesser of 85% or $19,000 of their employment compensation on a pre-tax basis, or if an employee is age 50 or over, to defer up to $6,000 in additional compensation up to a limit of $25,000. Employees also may defer amounts of their employment compensation in excess of these limits on an after-tax basis. The employee deferrals of employment compensation are subject to certain limits imposed by the Internal Revenue Code of 1986, as amended. In addition, Verso makes matching contributions for employees who defer a portion of their employment compensation under the Retirement Plan. We match 100% of the first 3%, and 50% of the second 3%, of the employees’ deferrals. The employee deferrals under the Retirement Plan are immediately and fully vested and non-forfeitable. For employees hired by us before January 1, 2009, our matching contributions under the Retirement Plan are fully vested and non-forfeitable. For employees hired by us on or after January 1, 2009 and prior to November 1, 2017, our matching contributions under the Retirement Plan were subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commenced, such that after the employee had been continuously employed by us for three years, all of our past and future matching contributions became fully vested and non-forfeitable. Since November 1, 2017, matching contributions under the Retirement Plan are immediately and fully vested.
Discretionary Annual Contribution Program
The Discretionary Annual Contribution Program (“DACP”), formerly known as the Supplemental Salary Retirement Program, is a tax-qualified defined contribution program implemented under the Retirement Plan pursuant to which Verso may make discretionary contributions. Under the DACP, Verso may make an annual contribution to each eligible employee’s account under the Retirement Plan of 3% of an employee’s eligible compensation. An employee’s eligible compensation consists of the employee’s salary, bonus and cash incentive compensation paid during the immediately preceding year. For all of our employees, our DACP contributions are subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future contributions become fully vested and non-forfeitable.
Deferred Compensation Plan
The Deferred Compensation Plan (“DC Plan”) is a non-qualified plan that permits eligible employees to defer the receipt of up to 85% of their base salary and up to 100% of their cash incentive compensation, by contributing such amounts to their accounts under the DC Plan. The DC Plan also permits Verso to make matching contributions and discretionary contributions to employees’ accounts under the DC Plan. We match 100% of the first 3%, and 50% of the second 3%, of the employees’ deferrals under the DC Plan, with the requirement that the employee must not qualify for our matching contributions under the Retirement Plan. The employee deferrals under the DC Plan, as well as company matching contributions are immediately and fully vested.
Executive Retirement Program
The Executive Retirement Program (“ERP”) is a program implemented under the DC Plan for the benefit of our executives and selected senior managers. Under the ERP, Verso may make an annual discretionary contribution to each eligible employee’s account under the DC Plan. Our ERP contribution is equal to between 4% and 10% of an employee’s eligible compensation, depending on the employee’s employment pay grade with us. An employee’s eligible compensation consists of the employee’s base salary and target-level incentive award under the VIP, in each case determined as of January 1 of the year for which our ERP contribution is made.
Non-Qualified Deferred Compensation Table — Fiscal 2019
The following table presents information regarding the contributions to and earnings on the named executive officers’ deferred compensation balances during 2019, and the total deferred amounts for the named executive officers at the end of 2019.
Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Adam St. John	DCP-D	—	19,153	12,044	—	77,491
	DCP-M	26,138	15,853	11,888	(44,532)	45,772
	ERP	—	53,550	38,649	(57,379)	125,538
B. Christopher DiSantis	DCP-D	—	—	8,704	(71,728)	0.00
	DCP-M	105,918	3,987	33,755	(75,577)	127,747
	ERP	—	165,000	75,105	(390,013)	0.00
Leslie T. Lederer	DCP-D	—	5,416	—	—	5,416
	DCP-M	—	—	—	—	—
	ERP	—	—	—	—	—
Michael A. Weinhold	DCP-D	—	22,809	49,200	—	280,543
	DCP-M	28,601	18,102	57,226	(50,480)	272,521
	ERP	—	62,511	26,278	(63,322)	142,444
Allen J. Campbell	DCP-D	—	23,645	9,570	—	97,494
	DCP-M	37,828	17,962	13,940	—	128,476
	ERP	—	79,591	36,720	—	273,282
Kenneth D. Sawyer	DCP-D	—	15,934	9,213	—	84,425
	DCP-M	—	—	—	—	—
	ERP	—	49,490	15,351	—	110,612

(1)
“DCP-D” refers to discretionary registrant contributions under the Deferred Compensation Plan, which are deposited into the executive’s DACP account. “DCP-M” refers to executive contributions and matching registrant contributions under the Deferred Compensation Plan, which are deposited into the executive’s Deferred Compensation Plan account.

(2)
The executive’s contributions in each case are included in the 2019 “Salary” column of the Summary Compensation Table.

(3)
The registrant’s contributions in each case are included in the 2019 “All Other Compensation” column of the Summary Compensation Table.

(4)
The balances at the end of 2019 in this column reflect the following aggregate amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2019 to the extent the executive was a named executive officer for the applicable year (amounts previously reported as compensation in the Summary Compensation Table may exceed the corresponding balance at last fiscal year end due to the crediting of earnings and losses under the applicable plan): Mr. St. John — $46,294 (DCP — D), $36,425 (DCP — M), and $90,718 (ERP); Mr. DiSantis — $63,024 (DCP — D), $59,664 (DCP — M), and $149,908 (ERP); Mr. Weinhold — $208,534 (DCP — D), $219,072 (DCP — M), and $116,977 (ERP); Mr. Campbell — $64,279 (DCP — D), $58,748 (DCP — M), and $156,971 (ERP); Mr. Sawyer — $59,278 (DCP — D); $45,771 (ERP).

Potential Payments upon Termination of Employment or Change in Control
The following section provides information about our named executive officers’ potential benefits upon the termination of their employment or a change in control of Verso under our plans, programs, policies and agreements that were in effect in 2019.
Severance Policy
Verso has adopted and implemented a severance policy for the benefit of our salaried employees, including our executive officers (other than Messrs. DiSantis and Lederer and any other executives who receive severance pursuant to the terms of their respective offer letters or employment agreements entered into subsequent to January 1, 2020) and specific groups of hourly employees whose employment with us is terminated under certain circumstances. The severance policy applies in the event that (1) we terminate the employee’s employment without cause (as defined in the policy), (2) we eliminate the employee’s position and do not offer him or her a similar position, (3) we close the facility where the employee works and do not offer him or her a similar position at another Verso facility, or (4) we sell the facility where the employee works and neither the purchaser (or its affiliate) nor Verso offers him or her a similar position. The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee which is based, in large measure, on the employee’s job-tier, the employee’s years of applicable service with us and our predecessors, and his or her annual base salary or wages in effect immediately prior to the termination of employment. The amount of the termination allowance equals the sum of (a) a minimum number of weeks of eligible pay based on the employee’s job tier and (b) for all employees except our executive officers, a number of additional weeks of eligible pay determined according to a formula that takes into account the employee’s years of eligible service, subject in each case to the total amount of the termination allowance not exceeding 13 to 52 weeks of eligible pay, depending on employee’s job tier and years of service. Our eligible executive officers are entitled to receive a termination allowance equal to 52 weeks of eligible pay, regardless of their years of eligible service. The Severance Policy also gives us the discretion to offer other termination benefits, such as subsidized medical and dental insurance coverage for a specified period after the termination of employment and outplacement services appropriate for the employee’s position with us.
Severance Benefits Provided under Agreements with Certain Named Executive Officers
As described above, we entered into CNC agreements with each of our executive officers other than Messrs. DiSantis and Lederer which, among other things, provide for them to receive specified benefits in the event of any termination of their employment (other than for cause terminations for Messrs. St. John and Weinhold). Information about the potential and actual severance benefits provided for in these agreements between us and our named executive officers is set forth in the “Agreements with Named Executive Officers” section above. In connection with Mr. Weinhold’s termination of employment on March 10, 2020, he entered into a separation agreement with the Company pursuant to which he will receive certain severance benefits provided in his CNC agreement and consistent with the severance policy described above, as set forth in the separation agreement, and as described on page 53, under “Michael A. Weinhold Separation.”
In connection with Mr. DiSantis’ termination of employment on April 5, 2019, he entered into a separation agreement with the Company pursuant to which he will receive the severance benefits provided in his employment agreement, as set forth in the separation agreement, and as described on page 52, under “B. Christopher DiSantis Separation.” Pursuant to the terms of Mr. Lederer’s employment agreement, his employment ended on February 11, 2020 following the closing of the Androscoggin sale. He continued to provide certain consulting services to the Company thereafter, and his consulting services ended effective March 31, 2020. He did not receive any severance or termination benefits in connection with his termination of employment and service as a consultant.
PIP and RSU Award Agreements
In 2017, 2018 and 2019, Verso granted RSUs under the PIP to our executive officers and certain key senior managers. The PIP, together with the award agreements thereunder, contain provisions addressing the effects on the RSUs of the termination of an executive officer’s employment with us. The PIP provides that its administrator has the authority to establish the effect, if any, of a termination of employment on the rights and benefits of each award made under the PIP and, in so doing, may make distinctions based upon, among other things, the cause of termination and type of award. The form of award agreement under which the RSU awards were granted states that, as a general rule, upon the termination of a grantee’s employment, regardless of the reason (whether with or without cause, voluntarily or involuntarily), any unvested portion of the RSU award that has not become vested on or before the termination of employment date will terminate.
The award agreements for the 2017, 2018 and 2019 RSU awards for each of the named executive officers (other than Messrs. DiSantis and Lederer) provide for the following vesting acceleration benefits:
•
If the executive’s employment with us is terminated and the termination is a qualifying termination — which is defined (x) in the 2017 and 2018 award agreements as a termination of employment either (1) by us without cause (as defined in the award agreement) or (2) by the executive for good reason (as defined in the award agreement), and (y) in the 2019 award agreement as a termination of employment by us without cause (as defined in the award agreement) only — in each case, within twelve months following a change of control (as defined in the award agreement), then (a) all unvested time-based RSUs will vest and, (b) with respect to the performance-vesting RSUs, (i) if Verso is the surviving company following such change of control, then a pro-rata number of RSUs that may be eligible to vest will be determined on such qualifying termination based on the number of days the executive was employed by Verso during the performance period, with such number of RSUs to vest at the end of the performance period based on actual performance, or (ii) if Verso is not the surviving company following such change of control, then all performance-based RSUs will vest at target level.

•
If the executive’s employment is terminated due to his death or disability, then the next tranche of time-based RSUs that is scheduled to vest following the termination date will vest and all performance-based RSUs will vest at target level.

•
If the executive’s employment is terminated as a result of a qualifying termination prior to a change of control, then, subject to the condition that the executive provide us with a general release in a form provided by us, (1) the next tranche of time-based RSUs that is scheduled to vest following the termination date will vest, and (2) with respect to the performance-based RSUs, a pro-rata number of RSUs that may be eligible to vest will be determined on such qualifying termination based on the number of days the executive was employed by Verso during the performance period, with such number of RSUs to vest at the end of the performance period based on actual performance.

Vacation Policy
Verso has a vacation policy that, among other things, provides for a payment in lieu of any earned, unused vacation upon the termination of an eligible employee’s employment under certain circumstances. Under the policy, we will provide vacation pay to a terminated employee if the termination of employment is (1) by the employee (referred to as a “voluntary” termination) and the employee has completed at least six months of employment with us and gives us at least two weeks of prior notice of termination, (2) by us (referred to as an “involuntary” termination) and the employee has completed at least six months of employment with us, or (3) due to the employee’s retirement, death or disability. Under such circumstances, a terminated employee (or his or her estate) is entitled to receive a payment equal to the daily equivalent of his or her base salary multiplied by the number of earned, unused vacation days during the calendar year in which the termination date occurred.

Quantification of Potential Termination and Change in Control Benefits
The following table provides the estimated value of the benefits that would be payable to the named executive officers (other than Messrs. DiSantis and Lederer) if a termination of their employment in the circumstances described above and/or a change in control of the Company had occurred on the last business day of fiscal 2019. For Messrs. DiSantis, Lederer and Weinhold, the value of benefits, if any, received in connection with their termination of employment in 2019 or 2020, as applicable, is summarized following the table. In connection with his June 2020 retirement from the Company, Mr. Sawyer will be provided with the benefits due to him under his CNC agreement with the Company and his Retention Bonus but he will not receive any severance benefits pursuant to the Company’s severance policy. (In the table below, “Involuntary Termination” refers to a termination of the executive’s employment by us without cause and/or a termination of employment by the executive for good reason, as applicable.)
Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)(2)	Equity Award Accelerated Vesting ($)(3)	Outplacement Benefits ($)	Noncompete Payment ($)(4)	Total ($)
Adam St. John
Involuntary Termination	625,000	45,251	620,755	9,500	2,373,946	3,674,452
Voluntary Termination	—	45,251	—	—	2,373,946	2,419,197
Death/Disability		45,251	2,349,429	—	2,256,250	4,650,930
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	625,000	45,251	3,075,353	9,500	2,373,946	6,129,050
Michael A. Weinhold
Involuntary Termination	525,000	47,802	645,657	9,500	1,829,180	3,057,139
Voluntary Termination	—	47,802	—	—	1,829,180	1,876,982
Death/Disability		47,802	2,435,670	—	1,717,275	4,200,747
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	525,000	47,802	3,159,842	9,500	1,829,180	5,571,324
Allen J. Campbell
Involuntary Termination	473,122	34,528	645,657	9,500	1,647,026	2,809,833
Voluntary Termination	—	34,528	—	—	1,647,026	1,681,554
Death/Disability		34,528	2,435,670	—	1,494,119	3,964,317
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	473,122	34,528	3,159,842	9,500	1,647,026	5,324,018
Kenneth D. Sawyer
Involuntary Termination	363,221	33,861	586,961	9,500	1,210,948	2,204,491
Voluntary Termination	—	33,861	—	—	1,210,948	1,244,809
Death/Disability		33,861	2,214,252	—	1,080,482	3,328,595
Change in Control/No Termination	—	—	—	—	—	—
Change in Control/Involuntary Termination	363,221	33,861	2,872,588	9,500	1,210,948	4,490,118

(1)
Amounts represent one year of salary pursuant to the terms of our severance policy.

(2)
This column shows the Company’s estimated costs to provide health and welfare benefits for the executive and his eligible dependents following termination of employment (including, as applicable, the estimated costs to reimburse the executive for taxes imposed with respect to these benefits). This benefit is pursuant to the CNC agreements described above under “Agreements with the Named Executive Officers” and as such is not also included in the calculation represented in Footnote 4 to this table.

(3)
This value is the closing price of our common stock on the NYSE on the last trading day of 2019 multiplied by the number of shares subject to the accelerated portion of the award. With respect to performance-vesting RSUs held by each of the named executive officers, (a) in the case of Death/Disability and Change in Control/Involuntary Termination in connection with a transaction in which the Company did not survive as a public company (which is assumed for purposes of the Change in Control/Involuntary Termination disclosure above), the value of the applicable target number of shares subject to the awards has been included, and (b) in all other circumstances referenced in the table, no value for performance-vesting RSUs has been included because the awards would remain subject to the applicable performance-based vesting conditions.

(4)
The amounts in this column reflect all other payments that the executive would have been entitled to receive upon termination of employment as of December 31, 2019 in consideration for his covenant not to compete following a termination of employment pursuant to the CNC agreements described above under “Agreements with the Named Executive Officers,” specifically:

•
any unpaid annual incentive award for any calendar year completed on or before the termination date;

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payments equal to 200% (for Mr. St. John), 185% (for Mr. Weinhold), 180% (for Mr. Campbell) or 175% (for Mr. Sawyer) of his base salary, payable in 12 equal monthly installments;

•
reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date, grossed up to cover the cost of income taxes;

•
a contribution to his account under the DC Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, DACP, DC Plan, and ERP that we would have made if he had remained actively employed with us for two years after the termination date.

B. Christopher DiSantis Separation
Effective as of April 5, 2019, Mr. DiSantis ceased being our Chief Executive Officer and a member of the Board. We entered into a separation agreement with Mr. DiSantis on April 11, 2019 in connection with his departure. Under the separation agreement, in accordance with the requirements set forth in his employment agreement, in addition to the other accrued obligations and vested benefits under the Company’s benefit plans, we agreed to provide to or for the benefit of Mr. DiSantis the following, consistent with the terms of his employment agreement with the Company and subject to all applicable withholding taxes:
•
a severance payment equal to 25 months base salary, in the total of $1,804,687.50, payable in 25 equal monthly installments;

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a prorated portion of his bonus for fiscal year 2019 of $135,277;

•
reimbursement for attorney’s fees incurred in connection with the separation agreement of $25,000;

•
reimbursement for the cost of future outplacement assistance up to a maximum of $25,000, contingent upon the receipt of supporting documentation and reasonable substantiation;

•
$16,659 for accrued but unused vacation time;

•
a monthly amount, equal to the then-current Company-paid portion of any premiums (grossed up for income taxes) for his existing healthcare coverage, for his cost of COBRA continuation coverage for a maximum of 18 months (total value of $47,666); and

•
Vesting of 341,174 unvested RSUs granted under our PIP (the value of such accelerated vesting was approximately $7,557,004, which was calculated by multiplying the number of shares underlying the accelerated RSUs by the closing price of our Class A common stock on April 5, 2019 ($22.15), the day of his termination (used as an assumption for purposes of this disclosure)).

Upon his termination, Mr. DiSantis also received a reimbursement of $2,450 for a physical exam he received as an executive of the Company. Mr. DiSantis provided the Company with a release of claims and agreed to comply with certain non-competition, non-solicitation and other covenants under his separation agreement and his restrictive covenant agreement.
Leslie T. Lederer Separation
Pursuant to the terms of Mr. Lederer’s employment agreement dated November 11, 2019, his employment with the Company terminated on February 11, 2020 following the closing of the Androscoggin sale. Mr. Lederer continued to provide certain consulting services to the Company following such termination of employment pursuant to a consulting agreement with us, which terminated effective March 31, 2020. Mr. Lederer did not receive any severance or termination benefits in connection with such terminations.
Michael A. Weinhold Separation
Effective as of March 10, 2020, Mr. Weinhold ceased being our President. We entered into a separation agreement with Mr. Weinhold on March 10, 2020 in connection with his departure. Under the separation agreement, in addition to the other accrued obligations and vested benefits under the Company’s benefit plans, we agreed to provide to or for the benefit of Mr. Weinhold the following, generally consistent with the terms of the Company’s severance policy and his CNC agreement and subject to all applicable withholding taxes:
•
a lump-sum severance payment equal to 52 weeks of base salary for a total of $525,000;

•
severance payments equal to 185% of base salary for a total of $971,250, with 50% payable on September 30, 2020 and the remaining 50% payable in six equal monthly installments commencing on October 30, 2020;

•
the remaining amount payable with respect to the 2019 VIP of $15,750, which was paid on March 31, 2020;

•
a prorated portion of his bonus under the 2020 Verso Incentive Plan based on actual performance and payable at the same time as other participants of the plan;

•
contributions of $8,400 and $22,808.63 to his Retirement Plan and DC Plan accounts, respectively, under the DACP;

•
a contribution of $299,775 to his DC Plan account (which represents an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Plan, DACP, DC Plan and ERP that we would have made if he had remained actively employed with us for two years after the termination date);

•
fully subsidized medical and dental insurance coverage for him and his eligible dependents for six months following termination (grossed up for any applicable income taxes) and a monthly amount, equal to the then-current Company-paid portion of any premiums, for the cost of his COBRA continuation medical and dental coverage for a maximum of 18 months thereafter (with a total value of $47,802);

•
reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date (grossed up for any applicable income taxes), with a total value of $111,905;

•
$9,500 in lieu of outplacement services;

•
$12,115 for accrued but unused vacation time;

•
reimbursement for attorney’s fees incurred in connection with the separation agreement of $5,000; and

•
(1) accelerated vesting of 43,357 unvested time-based RSUs granted under our PIP (the value of such accelerated vesting was $624,774, which was calculated by multiplying the number of shares underlying such accelerated RSUs by the closing price of our Class A common stock on March 10, 2020 ($14.41), the day of his termination (used as an assumption for purposes of this disclosure)), and (2) eligibility to vest in the 18,557 unvested performance-based RSUs granted under our PIP based on actual performance with any continued employment requirement to be waived.

Mr. Weinhold provided the Company with a release of claims and agreed to continue to comply with the restrictive covenants set forth under his CNC agreement and certain confidentiality and non-disparagement covenants under his separation agreement.
CEO PAY RATIO DISCLOSURE
Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of Mr. St. John, our President and Chief Executive Officer, to the median of the total annual compensation of all of our employees (excluding Mr. St. John). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that Mr. St. John’s total compensation for 2019 was $1,483,115, and the median of the total 2019 compensation of all of our employees (excluding Mr. St. John) was $88,080. Accordingly, we estimate the ratio of Mr. St. John’s total compensation for 2019 to the median of the total 2019 compensation of all of our employees (excluding Mr. St. John) to be 17 to 1.
We identified the median employee by taking into account the total 2019 compensation reflected in our tax records for all individuals, excluding Mr. St. John, who were employed by us or one of our affiliates on December 1, 2019, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time, temporary, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total 2019 compensation reflected in our tax records, except that we converted our one Canadian employee’s total 2019 compensation to US dollars using a conversion ratio of CAD$1.00 to USD$0.71. We believe total compensation reflected in our tax records for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.
Once the median employee was identified as described above, that employee’s total annual compensation for 2019 was determined using the same rules that apply to reporting the compensation of our named executive officers (including Mr. St. John) in the “Total” column of the Summary Compensation Table.
Since we had multiple individuals serving as our principal executive officer during 2019, in accordance with applicable SEC rules, Mr. St. John was selected as our principal executive officer for purposes of this disclosure because he was serving as our Chief Executive Officer on December 1, 2019. Mr. St. John’s compensation was not annualized because he was employed by us for all of 2019.

DIRECTOR COMPENSATION
Elements of Director Compensation
Effective October 1, 2018, the board of directors, with input and advice from Lyons Benenson, approved updated compensation arrangements for our non-employee directors as follows:
•
annual cash payments of $130,000 to each director for serving on the board of directors, plus, as applicable, $120,000 to the Chairman of the Board, $25,000 to the chairperson of the Audit Committee, and $20,000 to the chairperson of the Compensation Committee, with such cash payments to be paid in advance in fiscal quarterly installments; and

•
an annual award of RSUs granted under the PIP with an aggregate fair market value of $100,000 on the grant date, rounded to the nearest whole share. This annual RSU award vests upon the earliest to occur of the first anniversary of the date of grant, the date immediately preceding the date of the first annual meeting of the Company that occurs following the date of grant, or the date of a change in control of the Company.

However, the board of directors determined not to grant annual awards of RSUs to our continuing non-employee directors in connection with the 2019 Annual Meeting, but pro-rated awards were granted to Mr. Nebel and Ms. Taylor when they joined the board of directors. Effective January 30, 2020 through the day before the 2020 Annual Meeting, the board of directors approved a cash retainer for the chairperson of the Corporate Governance and Nominating Committee at the rate of $20,000 annually.
In addition, we reimburse each non-employee director for his or her reasonable, out-of-pocket expenses incurred to attend meetings of the board of directors and its committees.
2019 Director Compensation
The following table shows the compensation that we paid and provided to our non-employee directors for their services in 2019.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Alan J. Carr	190,000	—	190,000
Eugene I. Davis	190,000	—	190,000
Randy J. Nebel(2)	16,957	18,907	35,864
Steven D. Scheiwe	155,000	—	155,000
Jay Shuster	150,000	—	150,000
Nancy M. Taylor(2)	16,957	18,907	35,864

(1)
On December 10, 2019, we granted to each of Mr. Nebel and Ms. Taylor an equity incentive award of 1,022 RSUs, which in the aggregate had a fair market value of $18,907 based on the $18.50 closing sale price per share of our Class A common stock on the NYSE on the grant date.

The following table provides information about the number of shares subject to unvested RSU awards, and the number of shares subject to vested RSU awards as to which payment of the RSUs is deferred until the non-employee director ceases to be a member of the board of directors or a change in control of Verso occurs, held by our non-employee directors as of December 31, 2019. Our non-employee directors did not hold any other Verso equity awards or Verso stock options as of December 31, 2019.

Name	Stock Awards (Unvested) (#)	Stock Awards (Vested and Deferred) (#)
Alan J. Carr	—	23,400
Eugene I. Davis	—	23,400
Randy J. Nebel	1,022	—
Steven D. Scheiwe	—	26,074
Jay Shuster	—	23,400
Nancy M. Taylor	1,022	—

(2)
Mr. Nebel and Ms. Taylor were appointed as an independent director effective November 11, 2019 and received pro-rated director compensation for 2019.

Following the 2019 Annual Meeting held on January 30, 2020, the board of directors consists of the following non-employee directors: Dr. Robert K. Beckler, Marvin Cooper, Sean T. Erwin, Jeffrey E. Kirt, Randy J. Nebel and Nancy M. Taylor. Mr. Erwin was appointed Chairman of the Board.

ADDITIONAL INFORMATION
Mailing Address of Principal Executive Office
The mailing address of our principal executive office is Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.
Stockholder Proposals for Inclusion in 2021 Proxy Statement
Stockholders wishing to present proposals for inclusion in our notice of meeting and proxy statement for the 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposals to us no later than March 1, 2021. Proposals should be sent to Verso Corporation, Attention: Secretary, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.
Other Stockholder Proposals for Presentation at 2021 Annual Meeting of Stockholders
Article II, Section 2.14 of Verso’s bylaws addresses the manner in which Verso’s stockholders may nominate persons for election as directors and make proposals of other business to be considered by our stockholders at an annual meeting of stockholders.
Director nominations and other business proposals may be made by a stockholder only if such stockholder (1) is a stockholder of record at the time of delivery by the stockholder of the notice provided for in Section 2.14(a)(2) to our Secretary, (2) is entitled to vote at the meeting and upon such election or other business, and (3) complies with the notice procedures set forth in Section 2.14(a)(2). This is the exclusive means for a stockholder to make director nominations or submit other business before an annual meeting of stockholders, except for matters that are properly brought under Rule 14a-8 under the Exchange Act and are included in Verso’s notice of meeting and proxy statement.
For any director nomination or other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must have given timely notice thereof, in the proper written form as provided in Section 2.14(c), to our Secretary, and any such proposed business (other than director nominations) must constitute a proper matter for stockholder action under the Delaware General Corporation Law.
To be timely, the stockholder’s notice must be delivered to our Secretary at our principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the preceding year’s annual meeting of stockholders. For the 2021 Annual Meeting of Stockholders, to be timely, the stockholder’s notice must be delivered to our Secretary at our principal executive office not earlier than the close of business on April 7, 2021, and not later than the close of business on May 7, 2021. However, if the date of the 2021 Annual Meeting is more than 30 days before, or more than 60 days after, August 5, 2021, the stockholder’s notice must be so delivered not earlier than the close of business on the 120th day prior to the meeting date and not later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which public disclosure of the date of the meeting is first made by us. In addition, if the number of directors to be elected at the 2021 Annual Meeting of Stockholders is increased effective after the time period for which nominations otherwise would be due and there is no public announcement by Verso naming the nominees for the new director positions created by such increase at least 100 days prior to August 5, 2020, the stockholder’s notice will be considered timely, but only with respect to the nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.
June 29, 2020	By order of the Board of Directors, St. John Daugherty Secretary

VERSO CORPORATION 8540 GANDER CREEK DRIVE MIAMISBURG, OH 45342 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 4, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 4, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS
BELOW IN BLUE OR BLACK INK AS FOLLOWS: D20229-Z77823 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VERSO CORPORATION The Board of Directors recommends you vote FOR the following proposals: 1. To elect the following seven persons to serve as directors of Verso until our 2021 Annual Meeting of Stockholders and until their respective successors are elected and qualified: Nominees: For Against Abstain For Against Abstain 1a. Dr. Robert K. Beckler 1b. Marvin Cooper 1c. Sean T. Erwin 1d. Jeffrey E. Kirt 1e. Randy J. Nebel 1f. Adam St. John 1g. Nancy M. Taylor 2. To approve, on an advisory basis, the compensation of Verso's named executive officers. 3. To ratify the appointment of Deloitte & Touche LLP to serve as Verso's independent registered public accounting firm for the year ending December 31, 2020. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH DIRECTOR NOMINEE ON PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3. With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSO AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED "FOR" EACH DIRECTOR ON For address changes and/or comments, please check this box and write them on the back where indicated. YesNo PROPOSAL 1, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3. Please indicate if you plan to attend this meeting. NOTE: This proxy should be marked, dated, signed by each stockholder exactly as such stockholder's name appears hereon, and returned promptly in the enclosed envelope. If shares are held jointly, each stockholder should sign. If signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the stockholder is a corporation, partnership, limited liability company or other entity, please state the full entity's name and sign by a duly authorized person. Signature [PLEASE SIGN WITHIN BOX]Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Proxy Card are available at www.proxyvote.com. We intend to hold the meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the meeting in person, we will hold the Annual Meeting at the date and time set forth in this proxy in virtual form via the Internet at www.virtualshareholdermeeting.com/VRS2020. In such event, we will make a public announcement as soon as practicable prior to our Annual Meeting, which announcement will contain instructions on how to attend, participate in and vote at the virtual meeting, including how to demonstrate your ownership of our Class A common stock as of the record date. Please monitor our press releases, filings with the Securities and Exchange Commission and the "Investors" page of our website at www.versoco.com for updated information. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. D20230-Z77823 REVOCABLE PROXY VERSO CORPORATION 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2020 Annual Meeting of Stockholders of Verso Corporation ("Verso") will be held at Verso’s headquarters located at 8540 Gander Creek Drive, Miamisburg, Ohio, on August 5, 2020, beginning at 10:00 a.m. (Eastern Time). The undersigned hereby acknowledges receipt of the combined Notice of 2020 Annual Meeting of Stockholders and Proxy Statement dated June 26, 2020 accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting. The undersigned hereby appoints Adam St. John and St. John Daugherty, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of Verso owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof. The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated hereon. CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE